Exhibit 99.4

FILED NOV 19, 2015
DOCUMENT NO. 07364-15
FPSC - COMMISSION CLERK

BEFORE THE FLORIDA PUBLIC SERVICE COMMISSION

In re: Petition for approval to include in base rates the revenue requirement for the CR3 regulatory asset, by Duke Energy Florida, Inc.	DOCKET NO. 150148-EI

In re: Petition for issuance of nuclear asset-recovery financing order, by Duke Energy Florida, Inc. d/b/a Duke Energy.	DOCKET NO. 150171-EI ORDER NO. PSC-15-0537-FOF-EI ISSUED: November 19, 2015

The following Commissioners participated in the disposition of this matter:

ART GRAHAM, Chairman
LISA POLAK EDGAR
RONALD A. BRISÉ
JULIE I. BROWN
JIMMY PATRONIS

FINANCING ORDER

APPEARANCES:

DIANNE M. TRIPLETT, and JOHN T. BURNETT, ESQUIRES, 299 First Avenue North, St. Petersburg, FL, 33701, and MATTHEW BERNIER, ESQUIRE, 106 East College Avenue, Suite 800, Tallahassee, FL 32301-7740

On behalf of Duke Energy Florida, LLC (DEF).

J.R. KELLY and CHARLES REHWINKEL, ESQUIRES, c/o The Florida Legislature, 111 W. Madison Street, Room 812, Tallahassee, FL 32399-1400

On behalf of Office of Public Counsel (OPC).

JON C. MOYLE, JR. and KAREN A. PUTNAL, ESQUIRES, c/o Moyle Law Firm, P.A. 118 North Gadsden Street, Tallahassee, FL 32301

On behalf of Florida Industrial Power Users Group (FIPUG).

JAMES W. BREW, OWEN J. KOPON, and LAURA A. WYNN, ESQUIRES, Stone Mattheis Xenopoulos & Brew, PC, West Tower, 1025 Thomas Jefferson Street, NW, Washington, D.C. 20007-0800

On behalf of White Springs Agricultural Chemicals, Inc. d/b/a PCS Phosphate — White Springs (PCS Phosphate).

ROBERT SCHEFFEL WRIGHT and JOHN T. LAVIA, III, ESQUIRES, Gardner, Bist, Bowden, Bush, Dee, LaVia & Wright, P.A., 1300 Thomaswood Drive, Tallahassee, FL 32308

On behalf of Florida Retail Federation (FRF).

ROSANNE GERVASI, LEE ENG TAN, KEINO YOUNG, KELLEY CORBARI and LESLIE AMES, ESQUIRES, Florida Public Service Commission, 2540 Shumard Oak Boulevard, Tallahassee, Florida 32399-0850

On behalf of the Florida Public Service Commission (Staff).

MARY ANNE HELTON, ESQUIRE, Deputy General Counsel, Florida Public Service Commission, 2540 Shumard Oak Boulevard, Tallahassee, Florida 32399-0850

Advisor to the Florida Public Service Commission.

CHARLIE BECK, ESQUIRE, General Counsel, Florida Public Service Commission, 2540 Shumard Oak Boulevard, Tallahassee, Florida 32399-0850

Florida Public Service Commission General Counsel.

BY THE COMMISSION:

I.                                        INTRODUCTION

On July 27, 2015, Duke Energy Florida, LLC (“DEF” or “the Company”) filed a petition for issuance of a nuclear asset-recovery bond financing order (“Petition”). This Commission has jurisdiction pursuant to Chapter 366, Florida Statutes (F.S.), including Sections 366.04, 366.05, 366.06, and 366.95, F.S.

History

In its 2015 session, the Florida Legislature established a mechanism by which electric utilities can recover their nuclear asset-recovery costs. This mechanism, referred to herein as “securitization,” allows electric utilities to access lower-cost funds through “nuclear asset-recovery bonds” issued pursuant to financing orders issued by this Commission. This provision of Florida law is codified in Section 366.95, F.S.

By Order No. PSC-13-1598-FOF-EI,(1) this Commission approved a comprehensive settlement (the Revised and Restated Settlement and Stipulation Agreement or “RRSSA”) that resolved many issues, including the treatment and retirement of DEF’s nuclear unit, Crystal River 3 (“CR3”). The RRSSA contains provisions by which DEF is authorized to increase its base rates by the revenue requirement for the CR3 Regulatory Asset, which is a defined term in the RRSSA.

(1) Issued November 12, 2013, in Docket No. 130208-EI, as amended by Order No. PSC-13-0598A-FOF-EI, issued November 13, 2013, In re: Petition for limited proceeding to approve revised and restated stipulation and settlement agreement by Duke Energy Florida, Inc. d/b/a Duke Energy.

By Order No. PSC-15-0465-S-EI, issued October 14, 2015, in this consolidated docket, this Commission approved an amendment to the RRSSA (the “Amended RRSSA”) to clarify the appropriate recovery period for the CR3 Regulatory Asset if nuclear asset-recovery bonds are issued pursuant to Section 366.95, F.S., and to clarify the appropriate scheduled final maturity date and legal final maturity date for the last maturing tranche of such nuclear asset-recovery bonds.(2)

The amount of the CR3 Regulatory Asset to be securitized does not include (1) capital costs of dry cask storage facilities at CR3; (2) additional funds needed to fund the CR3 Nuclear Decommissioning Trust in support of decommissioning CR3; or (3) costs which result from a new requirement adopted after October 14, 2015, by the United States Nuclear Regulatory Commission, Federal Energy Commission, or North American Electric Reliability Corporation that are applicable industry wide or generally applicable to shut down nuclear plants or any other Force Majeure event.

Summary of DEF’s Petition

By its Petition, DEF requests that we issue a financing order under Section 366.95, F.S.: (1) to securitize the Securitizable Balance, defined below, (2) for approval of the proposed securitization financing structure, (3) for approval to issue the nuclear asset-recovery bonds, secured by the pledge of the nuclear asset-recovery property, in one or more series in an aggregate principal amount not to exceed the Securitizable Balance (as of the date the nuclear asset-recovery bonds are issued), (4) for approval of the financing costs, including upfront bond issuance costs incurred in connection with the issuance of the nuclear asset-recovery bonds and ongoing financing costs, (5) for approval of the creation of the nuclear asset-recovery property, including the right to impose, bill, collect and receive nonbypassable nuclear asset-recovery charges sufficient to recover the principal of, and interest on, the nuclear asset-recovery bonds plus ongoing financing costs, and (6) for approval of the tariff to implement the nuclear asset-recovery charges.

To repay the nuclear asset-recovery bonds and associated financing costs, consistent with the Amended RRSSA, DEF proposes that a nuclear asset-recovery charge be collected on a per kWh basis from all customer rate classes over a repayment period not to exceed the close of the last billing cycle for the 276th month from the inception of the nuclear asset-recovery charge. The nuclear asset-recovery charge will provide for repayment of the nuclear asset-recovery bonds (including principal, which includes upfront bond issuance costs) and ongoing financing costs (including without limitation; interest, rating agency surveillance fees, servicing fees, administration fees, legal and auditing fees, regulatory assessment fees, trustee fees, independent manager(s) fees and the return on invested capital (sometimes referred to as “ongoing financing costs” as further described herein)).

(2) Tranches of nuclear asset-recovery bonds may be offered to investors as separate “series” of bonds. This should not be confused with the authority granted pursuant to this Financing Order to offer, sell, and issue the approved nuclear asset-recovery bonds “in one or more series” on different dates, possibly pursuant to different offering documents.

Standard for Review of Petition

As noted above, the Florida Legislature enacted 2015 House Bill 7109, which has been codified in relevant part as Section 366.95, F.S. This section allows electric utilities, with the approval of this Commission, to finance the costs associated with the premature retirement of a nuclear power plant with the proceeds of nuclear asset-recovery bonds that are secured by the nuclear asset-recovery property.

Nuclear asset-recovery bonds are defined, pursuant to Section 366.95(1)(i), F.S., as bonds or other evidences of indebtedness or ownership that are issued by an electric utility or an assignee pursuant to a financing order, the proceeds of which are used directly or indirectly to recover, finance, or refinance Commission-approved nuclear asset-recovery costs and financing costs, and that are secured by or payable from nuclear asset-recovery property. Electric customers must pay the principal, interest, and related ongoing financing costs of the nuclear asset-recovery bonds through nuclear asset-recovery charges, which, pursuant to Section 366.95(1)(j), F.S., are nonbypassable charges that shall be paid by all existing or future customers receiving transmission or distribution service from the electric utility or its successors or assignees under Commission-approved rate schedules or special contracts, even if the customer elects to purchase electricity from an alternative electric supplier following a fundamental change in regulation of public utilities in Florida.

Section 366.95(2)(a), F.S., authorizes electric utilities to petition this Commission for nuclear asset-recovery bond financing orders and provides that for each petition the electric utility shall: (1) describe the nuclear asset-recovery costs; (2) indicate whether the electric utility proposes to finance all or a portion of the nuclear asset-recovery costs using nuclear asset-recovery bonds; (3) estimate the financing costs related to the nuclear asset-recovery bonds; (4) estimate the nuclear asset-recovery charges necessary for recovery of such costs; (5) estimate any projected cost savings, based on current market conditions, or demonstrate how the issuance of nuclear asset-recovery bonds and the imposition of nuclear asset-recovery charges would avoid or significantly mitigate rate impacts to customers as compared with the traditional method of financing and recovering nuclear asset-recovery costs from customers; (6) demonstrate that securitization has a significant likelihood of resulting in lower overall costs or would avoid or significantly mitigate rate impacts compared to the traditional method of cost recovery; and (7) file direct testimony supporting the petition.

If an electric utility is subject to a settlement agreement that governs the type and amount of principal costs that could be recovered as nuclear asset-recovery costs, Section 366.95(2)(b), F.S., provides that the electric utility must file a petition with this Commission for review and approval of those principal costs no later than 60 days before filing a petition for a financing order. This Commission may not authorize any such costs to be included or excluded, as applicable, as nuclear asset-recovery costs if such inclusion or exclusion, as applicable, of those costs would otherwise be precluded by such electric utility’s settlement agreement.

Section 366.95(2)(c)1.b., F.S., provides the standard of review applicable to a petition for issuance of a financing order:

The commission shall issue a financing order authorizing the financing of reasonable and prudent nuclear asset-recovery costs and financing costs if the commission finds that the issuance of the nuclear asset-recovery bonds and the imposition of nuclear asset-recovery charges authorized by the financing order have a significant likelihood of resulting in lower overall costs or would avoid or significantly mitigate rate impacts to customers as compared with the traditional method of financing and recovering nuclear asset-recovery costs. Any determination of whether nuclear asset-recovery costs are reasonable and prudent shall be made with reference to the general public interest and in accordance with paragraph (b) [of Section 366.95(2), F.S.], if applicable.

Content of Financing Order

In any financing order issued to an electric utility, Section 366.95(2)(c)2., F.S., provides that this Commission shall:

a.              specify the amount of nuclear asset-recovery costs to be financed using nuclear asset-recovery bonds, describe and estimate the amount of financing costs which may be recovered through nuclear asset-recovery charges and specify the period over which such costs may be recovered;

b.              determine if the proposed structuring, expected pricing, and financing costs have a significant likelihood of resulting in lower overall costs or would avoid or significantly mitigate rate impacts to customers as compared with the traditional method of financing and recovering nuclear asset-recovery costs; including detailed findings of fact addressing cost-effectiveness and associated rate impacts upon retail customers and retail customer classes;

c.               require that nuclear asset-recovery charges be nonbypassable;

d.              include a formula-based true-up mechanism for making expeditious periodic adjustments in the nuclear asset-recovery charges that are necessary (i) to correct for any overcollection or undercollection of nuclear asset-recovery charges, or (ii) to otherwise ensure the timely payment of nuclear asset-recovery bonds, financing costs, and other required amounts and charges payable in connection with the nuclear asset-recovery bonds;

e.               specify the nuclear asset-recovery property that shall be used to pay or secure nuclear asset-recovery bonds and all financing costs;

f.               specify the degree of flexibility to be afforded to the electric utility in establishing the terms and conditions of the nuclear asset-recovery bonds;

g.               require nuclear asset-recovery charges to be allocated to customer classes in specified ways;

h.              require that the electric utility’s determination of the initial nuclear asset-recovery charge be final and effective upon issuance of nuclear asset-recovery bonds, without further action by this Commission, so long as the nuclear asset-recovery charge is consistent with the financing order; and

i.                include any other conditions that this Commission considers appropriate and that are authorized by this section.

Case Background

On May 22, 2015, pursuant to Sections 366.04 and 366.05, F.S., and consistent with the RRSSA, DEF filed its Petition for Approval to Include in Base Rates the Revenue Requirement for the Crystal River Unit 3 Regulatory Asset (CR3 Regulatory Asset Petition), along with supporting testimony and exhibits. Docket No. 150148-EI was opened to address the CR3 Regulatory Asset Petition.

By Order No. PSC-15-0238-PCO-EI (Order Establishing Procedure), issued June 5, 2015, Docket No. 150148-EI was scheduled for a formal evidentiary hearing on October 14-16, 2015, and procedures and controlling dates were established.

This Commission granted intervention to OPC by ORDER No. PSC-15-0243-PCO-EI, issued June 10, 2015; to PCS Phosphate by Order No. PSC-15-0254-PCO-EI, issued June 25, 2015; to FIPUG by Order No. PSC-15-0255-PCO-EI, issued June 25, 2015; and to FRF by Order No. PSC-15-0395-PCO-EI, issued September 16, 2015.

On July 27, 2015, pursuant to Section 366.95, F.S., DEF filed its Petition for Financing Order, along with supporting testimony and exhibits for witnesses Bryan Buckler, Patrick Collins, Marcia Olivier, and Michael Covington, and a Motion to Consolidate the dockets. Docket No. 150171-EI was opened to address the Petition.

By Order No. PSC-15-0327-PCO-EI, issued August 13, 2015, the Commission consolidated Docket Nos. 150148-EI and 150171-EI. By Order No. PSC-15-0340-PCO-EI, issued August 21, 2015, certain of the controlling dates governing the proceedings were revised.

On September 9, 2015, Commission staff submitted direct testimony and exhibits for witnesses Paul Sutherland, Rebecca Klein, Brian A. Maher and Hyman Schoenblum with respect to the Financing Order issues. Witnesses Bryan Buckler and Patrick Collins submitted rebuttal testimony and exhibits on September 14, 2015.

On September 15, 2015, this Commission approved DEF’s Motion for Approval of a Stipulation regarding the CR3 Regulatory Asset-related issues and an amendment to the RRSSA to clarify the appropriate recovery period if the nuclear asset-recovery bonds are issued pursuant to Section 366.95, F.S.

This Commission held a Prehearing Conference on October 1, 2015.

On October 14, 2015, this Commission held a hearing in Docket Nos. 150148-EI and 150171-EI. All testimony filed in both dockets was entered into the record as though read, along with the prefiled exhibits of all witnesses, and cross-examination was waived by all parties and staff. A total of 89 exhibits were entered into the record, including DEF’s responses to certain of the Commission staff’s discovery requests.

The hearing considered (a) whether this Commission should issue a financing order pursuant to DEF’s Petition, and if so, (b) what standards, conditions and procedures should be included in that financing order. In connection with that hearing, the parties presented Proposed Stipulations on Financing Order Issues. We approved the Proposed Stipulations on Financing Order Issues upon finding them to be in the public interest, and admitted them as Exhibit 87.

During the hearing, the Commission, staff, and the parties discussed and acknowledged the Best Practices provided in testimony by Saber Partners, including the participation of the Commission’s financial advisor in the structuring, marketing, and pricing of the bonds and the selection and compensation of the underwriters. In addition, all parties agreed that this Financing Order would direct that nuclear asset-recovery bonds shall be structured, marketed and priced so as to result in the lowest nuclear asset-recovery charges consistent with this Financing Order and market conditions at the time of pricing. Also at the hearing, the parties agreed that Commission staff would prepare a proposed form of Financing Order consistent with the Proposed Stipulations on Financing Order Issues for review by the other parties and for consideration by this Commission at its special agenda conference on November 17, 2015.

Summary of Decision

Consistent with the time requirements of Section 366.95(2)(c)1., F.S., we reached a decision on DEF’s Petition. This Financing Order memorializes our decision.

In this Financing Order, we find that the issuance of nuclear asset-recovery bonds and the imposition of related nuclear asset-recovery charges to finance the recovery of DEF’s reasonable and prudently incurred nuclear asset-recovery costs and related financing costs have a significant likelihood of resulting in lower overall costs or would significantly mitigate rate impacts to customers as compared with the traditional method of financing and recovering nuclear asset-recovery costs. Thus, by this Financing Order, we:

(1)           approve the recovery through securitization of the Securitizable Balance, which consists of (a) nuclear asset-recovery costs, in the form of the Crystal River Unit 3 (“CR3”) Regulatory Asset as determined pursuant to Docket No. 150148-EI (more specifically, the principal amount should be $1,283,012,000, representing the projected December 31, 2015 balance of the CR3 Regulatory Asset, subject to true-up to the actual December 31, 2015 balance), plus (b) estimated financing costs associated with the issuance of the nuclear asset-recovery bonds (sometimes referred to as “upfront bond issuance costs”), plus (c) carrying charges accruing at 6.0% per annum on the CR3 Regulatory Asset balance from December 31, 2015 through the date of issuance of the respective series of nuclear asset-recovery bonds.

(2)             authorize the issuance of nuclear asset-recovery bonds, secured by the pledge of nuclear asset-recovery property, in one or more series, in an aggregate principal amount not to exceed the Securitizable Balance (as of the date the nuclear asset-recovery bonds are issued);

(3)             approve the recovery of financing costs, including, upfront bond issuance costs incurred in connection with the issuance of the nuclear asset-recovery bonds and ongoing financing costs;

(4)             approve the transaction structure of nuclear asset-recovery bonds as described in this Financing Order;

(5)             approve the creation of the nuclear asset-recovery property, which includes the right to impose, bill, collect and receive nuclear asset-recovery charges in an amount authorized under this Financing Order and to obtain periodic adjustments to such charges as provided in this Financing Order and in accordance with Finding of Fact paragraph 29 and Conclusion of Law paragraph 11, to Guarantee the timely payment of the nuclear asset-recovery bonds and financing costs and other required amounts and charges payable in connection with the nuclear asset-recovery bonds; and

(6)             approve the form of tariff schedule to be filed under DEF’s tariff, as provided in this Financing Order, to implement the nuclear asset-recovery charges.

Pursuant to the Issuance Advice Letter procedures described in Finding of Fact paragraphs 98 through 103 of this Financing Order, DEF shall update its estimates of the upfront financing costs, ongoing financing costs and other relevant current information in accordance with the terms of this Financing Order.

Apart from storm-recovery bonds which this Commission approved for Florida Power & Light Company pursuant to Section 366.8260, F.S., and Order Nos. PSC-06-0464-FOF-EI and PSC-06-0626-FOF-EI, issued May 30, 2006 and July 21, 2006, respectively, in Docket No. 060038-EI, these nuclear asset-recovery bonds will be unlike any other corporate debt or equity securities previously approved by this Commission. In all other debt and equity offerings, the issuing utility is directly responsible to make payments to investors who purchase the securities. But neither the assets nor the revenues of DEF will be available to make promised payments of principal, interest, and other costs associated with the proposed nuclear asset-recovery bonds. Rather, by operation of Section 366.95, F.S., this Commission must irrevocably commit that all such amounts will be paid from nuclear asset-recovery charges, a special tariff rate imposed on all retail consumers of electricity in DEF’s service territory. This represents an extraordinary relinquishment of future regulatory authority and a shifting of all economic burdens in connection with nuclear asset-recovery bonds from DEF to its customers.

While we recognize the need for some degree of flexibility with regard to the final details of the nuclear asset-recovery bond securitization transaction approved in this Financing Order, our primary focus is upon (a) meeting all statutory requirements including (i) pursuant to Section 366.95(2)(c)2.b., our determination that the proposed structuring, expected pricing, and financing costs of the nuclear asset-recovery bonds have a significant likelihood of resulting in lower overall costs or would avoid or significantly mitigate rate impacts to customers as compared with the traditional method of financing and recovering nuclear asset-recovery costs (the “statutory financing cost objective”), (ii) our determination that this Financing Order addresses all matters required by Section 366.95(2)(c)2., and, (iii) pursuant to Section 366.95(2)(c)5., our determination, on a reasonably comparable basis, that the actual costs of the nuclear asset-recovery bond issuance results in the lowest overall costs that were reasonably consistent with market conditions at the time of the issuance and the terms of this Financing Order (the “lowest issuance cost objective”, and collectively with the statutory financing cost objective, the “statutory cost objectives”); and (b) ensuring that nuclear asset-recovery bonds authorized by this Financing Order will be structured, marketed and priced so as to result in the lowest nuclear asset-recovery charges consistent with this Financing Order and market conditions at the time of pricing (the “lowest overall cost standard”).

Because this Financing Order will be irrevocable, and because the true-up adjustment mechanism generally will result in the economic burden of all costs associated with nuclear asset-recovery bonds being borne by DEF’s customers, we feel compelled to ensure from the outset that clear standards and effective procedures and conditions are in place to safeguard the interests of customers. Otherwise all the benefits potentially available to customers from this securitized nuclear asset-recovery bond financing might not be realized.

Section 366.95(2)(c)2.i., F.S., directs this Commission to include in a financing order any other conditions that this Commission considers appropriate and that are authorized by this section. In this Financing Order, we establish standards, procedures and conditions which we find will effectively safeguard the interests of customers. Among those is the lowest overall cost standard. We find that these standards, procedures and conditions, applied in a manner supportive of the provisions of the previously approved Amended RRSSA, are most likely to ensure satisfaction of the statutory cost objectives. These standards, procedures and conditions are designed to allow for meaningful and substantive cooperation between DEF and its designated advisors, this Commission and our designated advisors, legal counsel, and representatives through a “Bond Team” to ensure that the structuring, marketing, pricing and financing costs of the nuclear asset-recovery bonds will achieve the statutory cost objectives as well as the lowest overall cost standard. Each of the standards, procedures and conditions set forth in this Financing Order must be met. This Financing Order grants authority to issue nuclear asset-recovery bonds and to impose and collect nuclear asset-recovery charges only if the final structure of the transaction and the standards, procedures and conditions followed comply with or satisfy (as the case may be) in all respects the standards, procedures and conditions set forth herein.

DEF, its structuring advisor, and designated Commission staff and its financial advisor will serve on the Bond Team. One designated representative of DEF and one designated representative of this Commission shall be joint decision makers in all aspects of the structuring, marketing and pricing of the nuclear asset-recovery bonds except for those recommendations that in the sole view of DEF would expose DEF or the special purpose entity (“SPE”) to securities law and other potential liability (i.e., such as, but not limited to, the making of any untrue statement of a material fact or omissions to state a material fact required to be stated therein or necessary in order to make the statements made not misleading) or contractual law liability (e.g., including but not limited to terms and conditions of the underwriter agreement(s)). This Commission’s designated staff and financial advisor will be visibly involved, in advance, in all aspects of the structuring, marketing, and pricing of the nuclear asset-recovery bonds. All Bond Team members will actively participate in the design of the marketing materials for the transactions as well as in the development and implementation of the marketing and sales plan for the bonds. DEF agrees DEF and this Commission’s staff and its financial advisor as Bond Team members, excluding DEF’s structuring advisor, should also have equal rights on the hiring decisions for the underwriters and counsel to the underwriters. However, DEF shall have sole right to select and engage all counsel for DEF and the SPE. In addition, together with the Bond Team’s involvement in the structuring, marketing and pricing of the nuclear asset-recovery bonds, and the Issuance Advice Letter process, this Commission will be able to fully review the pricing of the bonds as this Commission determines whether to issue a stop order no later than 5:00 pm Eastern time on the third business day following pricing.

To ensure that the statutory cost objectives and the lowest overall cost standard are met and that these procedures are followed, this Commission — as represented at various stages either jointly or separately by designated Commission personnel, with support from this Commission’s financial advisor and this Commission’s outside legal counsel, as the designated Commission personnel deem appropriate — will participate visibly and in advance in the structuring, marketing, and pricing of the nuclear asset-recovery bonds in accordance with the standards, procedures and conditions established in this Financing Order.

The authority and approval to issue nuclear asset-recovery bonds pursuant to this Financing Order is effective only upon DEF filing with this Commission an Issuance Advice Letter in accordance with this Financing Order, and this Commission not issuing an order to stop the transaction and containing a basis for such stop order by 5:00 p.m. Eastern Time on the third business day following pricing of the nuclear asset-recovery bonds.

II.                                   TRANSACTION STRUCTURE AND DOCUMENTS

DEF has proposed a transaction structure that includes all of the following:

a.              The use of one or more SPEs as issuer of nuclear asset-recovery bonds, limiting the risks to Bondholders (holders of nuclear asset-recovery bonds) of any adverse impact resulting from a bankruptcy proceeding of DEF or any affiliate.

b.              The right to impose, bill, collect and receive nuclear asset-recovery charges that are nonbypassable and which must be trued-up at least every six months, but may be trued-up more frequently under specified circumstances, in order to ensure the timely payment of the debt service and on-going financing costs. Consistent with the Amended RRSSA, the recovery period proposed for the nuclear asset-recovery charges shall not exceed the close of the last billing cycle for the 276th month from the inception of the nuclear asset-recovery charge.

c.               Include as collateral a collection account which includes, without limitation, a Capital Subaccount funded initially by a deposit from DEF equal to at least 0.5% of the initial principal amount of the nuclear asset-recovery bonds, resulting in greater certainty of payment of interest and principal to investors.

d.              A servicer (initially DEF) responsible for billing and collecting the nuclear asset-recovery charge from existing and future customers.

e.               The Federal income tax consequences of the transaction meet the provisions established in IRS Revenue Procedure 2005-62.

Portions of the transaction structure, described in this Financing Order, are necessary to enable the nuclear asset-recovery bonds to obtain the highest bond credit rating possible, with an objective of AAA/Aaa bond credit ratings, so as to further ensure that the proposed structuring, expected pricing and financing costs of the nuclear asset-recovery bonds and the imposition of the nuclear asset-recovery charges will avoid or significantly mitigate rate impacts to customers as compared with the traditional method of financing and recovering nuclear asset-recovery costs from customers.

In accordance with Section 366.95(2)(a)6., the transaction structure, described in this Financing Order, has a significant likelihood of resulting in lower overall costs or would significantly mitigate rate impacts compared to the traditional method of cost recovery.

DEF has submitted in connection with its Petition a draft of each of the Nuclear Asset-Recovery Property Purchase and Sale Agreement, the Administration Agreement, and the Nuclear Asset-Recovery Property Servicing Agreement (the “Financing Documents”), which set out in substantial detail certain terms and conditions relating to the transaction structure, including the proposed sale of the Nuclear Asset-Recovery Property to the SPE, the administration of the SPE, and the servicing of the nuclear asset-recovery charges and the nuclear asset-recovery bonds. DEF initially requested that we approve the substance of the form of each of the agreements between DEF and the SPE in connection with issuance of this Financing Order. We find that such approval is not necessary at this time. Drafts of these agreements were filed in order that this Commission may evaluate the principal rights and responsibilities of the parties thereto. The final versions of these agreements will be subject to change based on the input from Commission staff, rating agencies, investors and other parties involved in the structuring and marketing of the nuclear asset-recovery bonds. DEF has also submitted a draft of the Indenture between the SPE and the indenture trustee, which sets forth proposed security and terms for the nuclear asset-recovery bonds. DEF requested that we approve the substance of the Indenture, subject to such changes based on the input from Commission staff, rating agencies, investors and other parties involved in the structuring and marketing of the nuclear asset-recovery bonds. DEF has also submitted a form of the Limited Liability Company Agreement (“LLC Agreement”) with DEF as the sole member, that DEF proposed would constitute the organizing document of the SPE. DEF initially requested that we approve the substance of the LLC Agreement, which would be executed substantially in the form submitted to this Commission, subject to such changes as DEF deems necessary or advisable to satisfy bankruptcy and rating agency considerations.

The SPE

DEF proposed to create one or more SPEs, each as a bankruptcy remote, Delaware limited liability company with DEF as its sole member, as set forth in the LLC Agreement. In striving to achieve the lowest overall cost standard, it would be helpful if nuclear asset-recovery bonds can be presented to investors as corporate securities and not as asset-backed securities. Exhibit 75 discusses an SEC no-action letter dated September 19, 2007 which treated securitized utility bonds issued by an SPE as not asset-backed securities where that SPE was authorized to issue more than one series of securitized utility bonds. Unless separate SPEs are required by the rating agencies to achieve the highest possible credit ratings, all series of nuclear asset-recovery bonds authorized by this Financing Order shall be issued by the same SPE.

DEF proposed that the SPE may issue nuclear asset-recovery bonds in an aggregate amount not to exceed the Securitizable Balance approved by this Financing Order and will pledge to an indenture trustee, as collateral for payment of the nuclear asset-recovery bonds, the nuclear asset-recovery property, including the SPE’s right to receive the nuclear asset-recovery charges as and when collected, and other collateral described in the Indenture. Pursuant to Section 366.95(5)(a)3., the SPE will be created for the limited purpose of acquiring, owning, or administering nuclear asset-recovery property or issuing nuclear asset-recovery bonds under this Financing Order or one or more future financing orders issued by this Commission. These restrictions on the activities of the SPE and restrictions on the ability of DEF to take action on the SPE’s behalf are imposed to achieve the objective that the SPE will be bankruptcy-remote and not be affected by a bankruptcy of DEF or any affiliate or successor of DEF.

DEF proposed that the SPE will be managed by a board of managers with rights and duties set forth in its organizational documents. As long as the nuclear asset-recovery bonds remain outstanding, DEF proposed that the SPE will have at least one independent manager with no organizational affiliation with DEF other than possibly acting as independent manager(s) for another bankruptcy-remote subsidiary of DEF or its affiliates. The SPE will not be permitted to amend the provisions of the LLC Agreement or other organizational documents that relate to bankruptcy-remoteness of the SPE without the consent of the independent manager(s). Similarly, the SPE will not be permitted to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or to dissolve, liquidate, consolidate, convert, or merge without the consent of the independent manager(s). Other restrictions to facilitate bankruptcy-remoteness may also be included in the organizational documents of the SPE as required by the rating agencies.

DEF proposed that the SPE will have no staff to perform administrative services (such as routine corporate maintenance, reporting and accounting functions). DEF proposed that these services initially will be provided by DEF pursuant to the terms of an administration agreement between the SPE and DEF (the “Administration Agreement”).

The Servicer and the Servicing Agreement

DEF proposed to execute a servicing agreement with the SPE (the “Servicing Agreement”) which may be amended, renewed, or replaced by another servicing agreement in accordance with its terms. DEF will be the initial servicer but may be succeeded as servicer as detailed in the Servicing Agreement. Pursuant to the Servicing Agreement, the servicer is required, among other things, to impose, bill, collect and receive the nuclear asset-recovery charges for the benefit and account of the SPE, to initiate the periodic true-up adjustments of nuclear asset-recovery charges required or allowed by this Financing Order and to account for and remit its collection of nuclear asset-recovery charges to or for the account of the SPE in accordance with the remittance procedures contained in the Servicing Agreement without any charge, deduction, or surcharge of any kind, other than the servicing fee specified in the Servicing Agreement. Under the Servicing Agreement, if any servicer fails to fully perform its servicing obligations, the indenture trustee or its designee may, and upon the instruction of the requisite percentage of holders of the outstanding nuclear asset-recovery bonds shall, appoint an alternate party to replace the defaulting servicer. The obligations of the servicer under the Servicing Agreement, the circumstances under which an alternate servicer may be appointed, and the conditions precedent for any amendment of such agreement will be more fully specified in the Servicing Agreement. The rights of the SPE under the Servicing Agreement will be included in the collateral pledged to the indenture trustee under the Indenture for the benefit of holders of the nuclear asset-recovery bonds.

Trust Accounts

The payment of the nuclear asset-recovery bonds and related nuclear asset-recovery charges authorized by this Financing Order is to be secured by the nuclear asset-recovery property created by this Financing Order and by certain other collateral as described in this Financing Order. The nuclear asset-recovery bonds will be issued pursuant to the Indenture under which the indenture trustee will administer the trust. DEF proposed that the SPE will establish a Collection Account as a trust account to be held by the indenture trustee as collateral to facilitate the payment of the principal of, interest on, and ongoing financing costs related to the nuclear asset-recovery bonds in full and on a timely basis. The Collection Account will include the General Subaccount, the Capital Subaccount and the Excess Funds Subaccount, and may include other subaccounts if required to obtain AAA/Aaa ratings on the nuclear asset-recovery bonds.

DEF proposed that nuclear asset-recovery charge remittances from the servicer with respect to the nuclear asset-recovery bonds will be deposited into the General Subaccount. On a periodic basis, the money in the General Subaccount will be allocated to pay the nuclear asset-recovery bonds and financing costs and other required amounts and charges payable in connection with the nuclear asset-recovery bonds, including without limitation the funding requirements of the other subaccounts, according to specified payment priority established in the Indenture (the “Periodic Payment Requirement”). Funds in the General Subaccount will be invested by the indenture trustee in short-term, high-quality investments and such funds (including, to the extent necessary, investment earnings) will be applied by the indenture trustee to fund the Periodic Payment Requirement.

When the nuclear asset-recovery bonds are issued, DEF proposes that DEF will make a capital contribution to the SPE, which the SPE will deposit into the Capital Subaccount. Proceeds of nuclear asset-recovery bonds will not be used to fund this capital contribution. The amount of the capital contribution will be at least 0.5 percent of the original principal amount of the nuclear asset-recovery bonds. The Capital Subaccount will serve as collateral to facilitate timely payment of principal of and interest on the nuclear asset-recovery bonds. To the extent that the Capital Subaccount must be drawn upon to pay these amounts due to a shortfall in the nuclear asset-recovery charge collections, it will be replenished to its original level through the true-up process described below. The funds in the Capital Subaccount will be invested in short-term high-quality investments and, if necessary, such funds (including investment earnings) will be used by the indenture trustee to fund the Periodic Payment Requirement. DEF will be permitted to earn a rate of return on its invested capital in the SPE equal to the rate of interest payable on the longest maturing tranche of nuclear asset-recovery bonds and this return on invested capital should be a component of the Periodic Payment Requirement (as defined above), and accordingly, recovered from nuclear asset-recovery charges.

DEF proposed that the Excess Funds Subaccount will hold any nuclear asset-recovery charge collections and investment earnings on the Collection Account in excess of the amounts needed to fund the Periodic Payment Requirement. Any balance in or amounts allocated to the Excess Funds Subaccount on a true-up adjustment date will be subtracted from amounts required for such period for purposes of the true-up adjustment. The funds in the Excess Funds Subaccount will be invested in short-term high-quality investments, and such funds (including investment earnings thereon) will be available to fund the Periodic Payment Requirement.

DEF proposed that the Collection Account and the subaccounts described above are intended to facilitate the full and timely payment of the Periodic Payment Requirement. If the amount of nuclear asset-recovery charge collections in the General Subaccount is insufficient to fund, on a timely basis, the Periodic Payment Requirement, the Excess Funds Subaccount and the Capital Subaccount will be drawn down, in that order, to make such payments. Any deficiency in the Capital Subaccount due to such withdrawals must be replenished on a periodic basis through the true-up process. In addition to the foregoing, there may be established such additional accounts and subaccounts as are necessary to segregate amounts received from various sources, or to be used for specified purposes consistent with this Financing Order and Section 366.95, F.S.

Upon the maturity of the nuclear asset-recovery bonds and upon the discharge of all obligations with respect to such bonds, amounts remaining in the Collection Account will be released to the SPE and will be available for distribution by the SPE to DEF. As noted in this Financing Order, equivalent amounts, less the amount of the Capital Subaccount, will be credited by DEF to current customers’ bills in the same manner that the charges were collected, or through a credit to the capacity cost recovery clause if this Commission determines at the time of retirement that a direct credit to customers’ bills is not cost-effective.

Guaranteed True-Ups of the Nuclear Asset-Recovery Charges

Pursuant to Section 366.95(2)(c)2.d. and (2)(c)4., F.S., the servicer of the nuclear asset-recovery property will file for standard true-up adjustments to the nuclear asset-recovery charges at least every six months to ensure the recovery of revenues sufficient to provide for the timely funding of the Periodic Payment Requirement. Pursuant to Section 366.95(2)(c)2.d., F.S., this

Financing Order must include a formula-based true-up mechanism for making expeditious periodic adjustments in the nuclear asset-recovery charges that customers are required to pay pursuant to this Financing Order and for making any adjustments that are necessary to correct for any overcollection or undercollection of the charges or to otherwise ensure the timely funding of the Periodic Payment Requirement.

Pursuant to Section 366.95(2)(c)4., F.S., DEF shall file with this Commission at least every six months (and at least quarterly after the last scheduled debt service payment date of nuclear asset-recovery bonds) a petition or a letter applying the formula-based true-up mechanism and, based on estimates of consumption for each rate class and other mathematical factors, requesting administrative approval to make the necessary adjustments. The review of such a request shall be limited to determining whether there is any mathematical error in the application of the formula-based mechanism relating to the amount of any overcollection or undercollection of nuclear asset-recovery charges, or to otherwise ensure the timely payment of nuclear asset-recovery bonds and financing costs and other required amounts and charges payable in connection with the nuclear asset-recovery bonds, and the amount of an adjustment. Such adjustments shall ensure the recovery of revenues sufficient to provide for the timely payment of principal, financing costs, or other required amounts and charges payable in connection with the nuclear asset-recovery bonds approved under this Financing Order (i.e., the Periodic Payment Requirement). Within 60 days of receiving DEF’s request, Commission staff will administratively approve the request or inform DEF of any mathematical errors in its calculation. If this Commission informs DEF of any mathematical errors, then DEF may correct that error and refile its request.

In addition to the standard semi-annual true-up adjustments, DEF proposed that the servicer of the nuclear asset-recovery property also be authorized to make optional interim true-up adjustments at any time and for any reason in order to ensure the recovery of revenues sufficient to provide for the timely payment of Periodic Payment Requirement.

In the event an optional interim true-up is necessary, the optional interim true-up adjustment will use the allocation factors utilized in the most recent semi-annual true-up adjustment and will be filed not less than 60 days prior to the first day of the monthly billing cycle in which the revised nuclear asset-recovery charges will become effective.

Similar to the standard semi-annual (and quarterly) true-up adjustments, the review of an optional interim true-up adjustment shall be limited to determining whether there is any mathematical error in the application of the formula-based mechanism relating to the amount of any overcollection or undercollection of nuclear asset-recovery charges and the amount of such adjustment.

The servicer shall also be authorized to seek a non-standard true-up at any time to be effective simultaneously with a base rate change that includes any change in the cost allocation among customers used in determining the nuclear asset-recovery charges, such true-up to go into effect simultaneously with any changes to DEF’s other base rates. Commission staff will have 60 days in which to approve a non-standard true-up.

Nuclear Asset-Recovery Property

Pursuant to Section 366.95(2)(c)3., F.S., DEF has requested that this Financing Order provide that the creation of the nuclear asset-recovery property will be conditioned upon, and simultaneous with, the sale of the nuclear asset-recovery property to the SPE and the pledge of the nuclear asset-recovery property to secure the nuclear asset-recovery bonds. The nuclear asset-recovery property to be sold by DEF to the SPE consists of: (1) all rights and interests of DEF or any successor or assignee of DEF under this Financing Order, including the right to impose, bill, collect, and receive the nuclear asset-recovery charges authorized in this Financing Order and to obtain periodic adjustments to such nuclear asset-recovery charges as provided in this Financing Order, and (2) all revenues, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests specified in clause (1), regardless of whether such revenues, collections, claims, rights to payment, payments, money, or proceeds are imposed, billed, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money, or proceeds.

State Pledge

The State of Florida has pledged to and agrees with Bondholders, the owners of the nuclear asset-recovery property, and other financing parties that the State will not take or permit any action that would impair the value of the nuclear asset-recovery property, as further described in Section 366.95(11), F.S.

FINDINGS OF FACT

I.                                        IDENTIFICATION OF APPLICANT AND PROCEDURAL HISTORY

1.              DEF is an “electric utility” within the meaning of 366.8255, F.S., and as used in 366.95(1)(d), F.S.

2.              This Commission approved the RRSSA by Order No. PSC-13-1598-FOF-EI, issued November 12, 2013. The RRSSA provides for the treatment and retirement of CR3, and it contains provisions by which DEF is authorized to increase its base rates by the revenue requirement for the CR3 Regulatory Asset, which is a defined term in the RRSSA. On May 22, 2015, DEF filed a petition pursuant to those provisions that is the subject of Docket No. 150148-EI. The May 22nd filing satisfied the requirements of Section 366.95(2)(b). This Commission approved the Amended RRSSA by Order No. PSC-15-0465-S-EI, issued October 14, 2015. The Amended RRSSA clarifies the appropriate recovery period for the CR3 Regulatory Asset if nuclear asset-recovery bonds are issued pursuant to Section 366.95, F.S., and clarifies the appropriate scheduled final maturity date and legal final maturity date for the last maturing tranche of such nuclear asset-recovery bonds. On July 27, 2015, in accordance with the timeframes set out in Section 366.95(2)(b), DEF filed its Petition for a Financing Order that is the subject of Docket No. 150171-EI.

II.                                   NUCLEAR ASSET-RECOVERY BONDS

3.             The issuance of nuclear asset-recovery bonds in one or more series in an aggregate amount not to exceed the Securitizable Balance will reimburse DEF for reasonable and prudently incurred nuclear asset-recovery costs associated with the premature retirement of the Crystal River Nuclear Power Plant (CR3) and upfront bond issuance costs. Specifically, the Securitizable Balance consists of (i) the CR3 Regulatory Asset, as determined pursuant to Docket No. 150148-EI plus (ii) upfront bond issuance costs plus (iii) carrying charges accruing at 6.0% per annum on the CR3 Regulatory Asset balance from December 31, 2015 through the date of issuance of the respective series of nuclear asset-recovery bonds.

III.                              NUCLEAR ASSET-RECOVERY COSTS

4.             For the CR3 Regulatory Asset, the RRSSA sets forth the traditional method for financing and recovering nuclear asset-recovery costs. Specifically, the RRSSA allows DEF to increase its base rates by the revenue requirement for the CR3 Regulatory Asset. As set forth in the RRSSA, DEF can recover the CR3 Regulatory Asset value in base rates upon the termination of the Levy Nuclear Plant cost recovery charge. That recovery charge terminated in May 2015; therefore DEF would be authorized to increase its base rates to begin recovering the CR3 Regulatory Asset with the first billing cycle for January 2016. The revenue requirement for the CR3 Regulatory Asset is calculated pursuant to Exhibit 10 to the RRSSA. As explained in updated exhibits filed in Docket No. 150171-EI, the year one calculated annual revenue requirement is $168.3 million and the base rate increase would be $4.96 per 1000 kWh on the residential bill and the total revenue requirement over the 20 year recovery period would be approximately $2,531 million. Rate increases by customer rate class are contained in Exhibits 30 and 31.

5.              The cost amounts contained in DEF’s CR3 Regulatory Asset meet the definition of “nuclear asset-recovery costs” pursuant to Section 366.95(1)(k), F.S. Exhibit 10 to the RRSSA sets forth the categories of costs to be included in the CR3 Regulatory Asset, and such costs are therefore nuclear asset-recovery costs. The detailed costs that make up the CR3 Regulatory Asset are shown on page 17 of Order No. PSC-15-0465-S-EI, issued October 14, 2015.

Reasonableness and Prudence of Nuclear Asset-Recovery Costs

6.              Pursuant to Section 366.95(2)(c)1.b., this Commission may issue a financing order authorizing financing of reasonable and prudent nuclear asset-recovery costs, and any determination of whether nuclear asset-recovery costs are reasonable and prudent must be made with reference to the general public interests and in accordance with Section 366.95(2)(b).

7.              As explained in the testimony filed in Docket No. 150148-EI, DEF took reasonable and prudent actions to minimize the CR3 Regulatory Asset value for its customers. Upon the announcement of the retirement of CR3, DEF promptly carried out the necessary steps to transition the site from a fully staffed and operational plant to a decommissioning site. DEF also submitted several License Amendment Requests (“LARs”) to the Nuclear Regulatory Commission to reduce regulatory requirements that resulted in DEF’s ability to reduce costs and workforce levels. At the time of the retirement, there were also several pending projects at the site, as noted on Exhibit 10 to the RRSSA. DEF took reasonable and prudent actions to safely and timely close out those projects.

8.              We find that DEF also used reasonable and prudent efforts to sell or otherwise salvage assets that would otherwise be included in the CR3 Regulatory Asset. After the retirement decision, the Company promptly formed an investment recovery team and utilized a stepwise process for assessing and dispositioning the CR3 Assets. DEF used a variety of methods to maximize value received, including offering assets on industry utility parts websites like RAPID and Pooled Inventory Management, conducting bid events and an auction, and pursuing sales options with the original manufacturers of some parts. The disposition of the Company’s nuclear fuel inventory was handled in a similar manner, but due to the particular market conditions for nuclear fuel components, DEF will not receive proceeds until a future date. As a result of DEF’s efforts, the CR3 Regulatory Asset has been reduced by a total of $127.3 million, including $119.4 million for future nuclear fuel proceeds and $7.9 million for sales proceeds and salvage on the assets at CR3. DEF also calculated the CR3 Regulatory Asset value consistent with the provisions of the RRSSA.

9.              The amounts that should be authorized for DEF to recover through securitization must meet the criteria set forth in Section 366.95, F.S. By the nature of this proceeding, that amount will not be known with precision until the bonds are issued. The principal amount of the nuclear asset-recovery bonds should be $1,283,012,000, representing the projected December 31, 2015 balance of the CR3 Regulatory Asset, subject to true-up to the actual December 31, 2015 balance, plus carrying charges beyond 2015 until the date of the bond issuance, plus upfront financing costs. An estimated calculation of the amount of nuclear asset-recovery costs to be financed is shown in Appendix A to this Financing Order.

IV.                          UPFRONT BOND ISSUANCE COSTS

10.            Upfront bond issuance costs as described in the Petition are estimated “financing costs” eligible to be financed from the proceeds of the nuclear asset-recovery bonds. Upfront bond issuance costs include the fees and expenses, including legal expenses, associated with the efforts to obtain this Financing Order, as well as the fees and expenses associated with the structuring, marketing, and issuance of the nuclear asset-recovery bonds, including counsel fees, structuring advisory fees (including counsel), underwriting fees and original issue discount, rating agency and trustee fees (including trustee’s counsel), auditing fees, servicer set-up costs (including information technology programming costs), printing and marketing expenses, stock exchange listing fees and compliance fees, filing fees, any applicable taxes (including any documentary transfer tax, if applicable), and the costs of the financial advisor and outside counsel retained by this Commission to assist this Commission in performing its responsibilities under Section 366.95(2)(c)2. and 5., F.S. Upfront bond issuance costs include reimbursement to DEF for amounts advanced for payment of such costs. Upfront bond issuance costs may also include other types of credit enhancement, not specifically described herein, including letters of credit, reserve accounts, surety bonds, interest rate swaps, interest rate locks, and other mechanisms designed to promote the credit quality and marketability of the nuclear asset-recovery bonds or designed to achieve the statutory financing cost objective and the lowest overall cost standard. The upfront bond issuance costs of any credit enhancements shall be included in the amount of costs to be securitized. Upfront bond issuance costs do not include debt service on the nuclear asset-recovery bonds or other ongoing financing costs, which are addressed later in this Financing Order.

11.            DEF has provided estimates of upfront bond issuance costs ranging from approximately $10 million to $17 million in Exhibit 79. DEF shall further update the upfront bond issuance costs prior to the pricing of the nuclear asset-recovery bonds in accordance with the Issuance Advice Letter procedures described in Finding of Fact paragraphs 98 through 103 of this Financing Order.

12.            Certain upfront bond issuance costs, such as fees for underwriters’ services, underwriters’ counsel, trustee services and printing services may be procured through a competitive solicitation process to achieve lower costs. The development of any competitive solicitation and selection of underwriters, underwriters’ counsel, and other transaction participants other than issuer’s counsel shall be overseen by the Bond Team subject to the procedures set forth in Finding of Fact paragraphs 42 through 50 to ensure that the process is truly competitive, will provide the greatest value to ratepayers, and will result in the selection of transaction participants that have experience and ability to achieve an efficient transaction that meets the lowest overall cost standard.

13.            In accordance with Section 366.95(2)(c)5., F.S., within 120 days after issuance of the nuclear asset-recovery bonds, DEF is required to file with this Commission supporting information on the upfront bond issuance costs for the categories of costs reflected in Exhibit 18.

This Commission shall review such costs to determine compliance with Section 366.95(2)(c)5., F.S.. As part of that review, this Commission shall only consider actual upfront bond issuance costs, but not ongoing financing costs, interest rate, or pricing of the bonds.

14.            To the extent the actual upfront bond issuance costs are (a) in excess of the amount appearing in the final Issuance Advice Letter filed within one business day after actual pricing of the nuclear asset-recovery bonds, and (b) in compliance with Section 366.95(2)(c)5., F.S., we find that DEF shall collect such excess amounts through the capacity cost recovery clause, if prudently incurred.

15.            We acknowledge the actual upfront bond issuance costs to some degree are dependent on the timing of issuance, market conditions at the time of issuance, and other events outside the control of DEF, such as possible litigation, possible review by the United States Securities and Exchange Commission (“SEC”), and rating agency requirements. We also acknowledge that the costs of any financial advisor to this Commission and any outside legal counsel to this Commission to assist us in performing our responsibilities under Section 366.95(2)(c)2. and 5., F.S., including services provided in assisting us in our active role on the Bond Team responsible for the structuring, marketing, and pricing of the nuclear asset-recovery bonds, are costs which are at least in part within the control of this Commission and such costs are fully recoverable from nuclear asset-recovery bond proceeds to the extent such costs are eligible for compensation and approved for payment under the terms of such party’s contractual arrangements with this Commission, as such arrangements may be modified by any amendment entered into at this Commission’s sole discretion.

V.                                    NUCLEAR ASSET-RECOVERY CHARGE

16.            To repay the nuclear asset-recovery bonds and associated financing costs, DEF is authorized to impose a nuclear asset-recovery charge to be collected on a per-kWh basis from all applicable customer rate classes. Nuclear asset-recovery charges should be effective upon the first day of the billing cycle for the month following the issuance of the nuclear asset-recovery bonds and should remain in effect for a recovery period not to exceed the close of the last billing cycle for the 276th month from the inception of the nuclear asset-recovery charge. The nuclear asset-recovery charge is nonbypassable, and must be paid by all existing or future customers receiving transmission or distribution services from DEF or its successors or assignees under Commission-approved rate schedules or under special contracts, even if the customer elects to purchase electricity from an alternative electricity supplier following a fundamental change in regulation of public utilities in this state. Section 366.95(1)(j) and (2)(c)2.c., F.S. In the event that there is a fundamental change in the regulation of public utilities, the nuclear asset-recovery charge shall be collected in a manner that will not adversely affect the rating on the nuclear asset-recovery bonds.

17.            The nuclear asset-recovery charge covers the cost associated with repayment of principal of and interest on nuclear asset-recovery bonds and other ongoing financing costs. Ongoing financing costs include, without limitation, rating agency surveillance fees, servicing fees, legal and auditing costs, trustee fees, administration fees, the return on invested capital, regulatory assessment fees and miscellaneous other fees associated with the servicing of the nuclear asset-recovery bonds. Ongoing financing costs may also include the ongoing financing costs of other types of credit enhancement, not specifically described herein, including letters of credit, reserve accounts, surety bonds, interest rate swap agreements entered into in connection with floating rate nuclear asset-recovery bonds, if issued (currently, DEF expects the bonds to be issued in fixed-rate tranches, and thus floating-to-fixed rate swaps are currently not expected to be necessary), interest rate locks and other mechanisms designed to promote the credit quality and or lower the interest costs of the nuclear asset-recovery bonds.

18.                                    The types of ongoing financing costs identified in DEF’s Petition qualify as “financing costs” pursuant to Section 366.95(1)(e), F.S.

19.                                    Exhibit 79 provides an estimate of the ongoing financing costs associated with the nuclear asset-recovery bonds, which, in addition to debt service, will be recovered through the nuclear asset-recovery charge. Certain of these ongoing financing costs, such as the administration fees and the amount of the servicing fee for DEF (as the initial servicer) are determinable, either by reference to an established dollar amount or a percentage, on or before the issuance of the nuclear asset-recovery bonds. Other ongoing financing costs will vary over the term of the nuclear asset-recovery bonds.

Computation of the Nuclear Asset-Recovery Charges

20.                                    A verifiable formula-based mechanism as described in Section 366.95(2)(c)4., F.S., to calculate, and adjust from time to time, the nuclear asset-recovery charges for each customer rate class was submitted by DEF. DEF submitted with its Petition the supporting testimony of Mr. Covington, which provided the formula-based true-up mechanism to determine the Periodic Payment Requirement to be recovered from the nuclear asset-recovery charge (the “True-Up Mechanism”). This True-Up Mechanism is attached as Appendix B.

21.                                    DEF submitted with its Petition supporting testimony with respect to allocation of these periodic costs and the computation of the nuclear asset-recovery charge for each customer rate class. In Exhibit 27, DEF computed the estimated nuclear asset-recovery charge, as described in Section 366.95(1)(j), F.S. In summary, Section 366.95, F.S., provides for the recovery of the nuclear asset-recovery costs through nuclear asset-recovery bonds. Accordingly, in order to compute the charges, DEF first applied the allocation factors to the total first year revenue requirements as presented in Exhibit 33 in order to allocate the revenue requirements to each customer rate class. Next, the rate for the secondary metering level was calculated by dividing total revenue requirements for each customer rate class by the effective kWh sales at secondary metering level for each customer rate class. Then the rates for primary and transmission metering levels were calculated by applying metering reductions of 1% and 2%, respectively, from the secondary rate. Then these rates were grossed-up to reflect uncollectible account write-offs and the regulatory assessment fee to arrive at the nuclear asset-recovery charge by rate schedule.

22.                                    We hereby find that in accordance with Section 366.95(2)(c)2.g., F.S., and consistent with the provisions we previously approved in the Amended RRSSA, DEF should allocate the nuclear asset-recovery costs recoverable under the nuclear asset-recovery charge consistent with the allocation methodology adopted in the RRSSA approved on November 12, 2013 in Order No. PSC-13-0598-FOF-EI. That approved allocation methodology for DEF is the 12CP and 1/13 AD. Spelled out, that means twelve-thirteenths of the revenue requirement is allocated based on 12 monthly coincident peaks (or demand) and one-thirteenth is allocated based on average demand (or energy).

23.                                    The Commission finds that the True-Up Mechanism provided for in Section 366.95(2)(c)2.d., F.S., for allocating costs among customers creates joint and several liability among all the customers of DEF for payment of the nuclear asset-recovery charges payable in connection with the nuclear asset-recovery bonds. Although holders of nuclear asset-recovery bonds may not arbitrarily seek to impose the entire burden of repaying nuclear asset-recovery bonds on a single customer or a select group of customers outside the True-Up Mechanism, this means that any delinquencies or under-collections in one customer rate class will be taken into account in the application of the True-Up Mechanism to adjust the nuclear asset-recovery charge for all customers of DEF, not just the class of customers from which the delinquency or under-collection arose.

24.                                    In Section 366.95(11)(b), F.S., the State pledges to and agrees with the Bondholders, the owners of nuclear asset-recovery property, and other financing parties that the State will not: (1) alter the provisions of this Section 366.95 which make the nuclear asset-recovery charges imposed by this Financing Order irrevocable, binding, and nonbypassable charges; (2) take or permit any action that impairs or would impair the value of nuclear asset-recovery property or revises the nuclear asset-recovery costs for which recovery is authorized; or (3) except as authorized under Section 366.95, reduce, alter, or impair nuclear asset-recovery charges that are to be imposed, collected, and remitted for the benefit of the owners of DEF’s nuclear asset-recovery bonds and other financing parties until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the related nuclear asset-recovery bonds have been paid and performed in full. This Commission finds that this State Pledge will constitute a contract with the Bondholders, the owners of nuclear asset-recovery property, and other financing parties.

25.                                    This Commission anticipates stress case analyses will show that the broad-based nature of the true-up mechanism under Section 366.95(2)(c)2.d., F.S., and the State pledge under Section 366.95(11), F.S., will serve to effectively eliminate for all practical purposes and circumstances any credit risk to the payment of the nuclear asset-recovery bonds (i.e., that sufficient funds will be available and paid to discharge the principal and interest when due).

Treatment of Nuclear Asset-Recovery Charge in Tariff and on Customer Bills

26.                                    The tariff applicable to customers shall indicate the nuclear asset-recovery charge and the ownership of the right to receive that charge. The proposed tariff sheet, submitted as Exhibit 32 reflects the needed language. In accordance with Section 366.95(4)(b), F.S., the nuclear asset-recovery charge will be recognized as a separate line item on customer bills entitled Asset Securitization Charge and include the rate and amount of the charge. In addition, all electric bills will state that, as approved in a financing order, all rights to the Asset Securitization

Charge are owned by the SPE and that the Company is acting as collection agent or servicer for the SPE.

Allocation of Collections

27.                                    DEF proposed that nuclear asset-recovery charge collections be allocated based on DEF’s existing methodology. Under that methodology, DEF would assign cash collections on a customer-by-customer basis. The first dollars collected from each customer would be applied pro rata to past due balances, if any. Once those balances are paid in full, if cash collections are not sufficient to pay a customer’s current bill, then the cash would be prorated between the different components of the bill.

Guaranteed True-Up of Nuclear Asset-Recovery Charges

28.                                    Pursuant to Section 366.95(2)(c)2.d. and (2)(c)4., F.S., the servicer of the nuclear asset-recovery property will file for standard true-up adjustments to the nuclear asset-recovery charges at least every six months to ensure the recovery of revenues sufficient to provide for the timely payment of the principal of and interest on the nuclear asset-recovery bonds and of all of the ongoing financing costs payable by the SPE in respect of nuclear asset-recovery bonds as approved under this Financing Order.

29.                                    After issuance of nuclear asset-recovery bonds, the servicer will submit such true-up adjustment filings in the form attached as an exhibit to the Servicing Agreement (a “True-Up Adjustment Letter”). The True-Up Adjustment Letter will apply the formula-based True-Up Mechanism described herein and in Appendix B to this Financing Order for making expeditious periodic adjustments in the nuclear asset-recovery charge to correct for any overcollection or undercollection of the charges or to otherwise ensure the timely payment of the Periodic Payment Requirement. The Periodic Payment Requirement will be composed of the following components for the period from the issue date of nuclear asset-recovery bonds to the first scheduled debt service payment date, and for each subsequent period between scheduled debt service payment dates (each a “Remittance Period”): (i) the payments of the principal of and interest on the nuclear asset-recovery bonds issued by the SPE, in accordance with the expected amortization schedule, including deficiencies on past-due principal and interest for any reason, and interest on deficiencies on past-due principal and interest, (ii) ongoing financing costs payable during the Remittance Period, including without limitation, the operating costs of the SPE, the cost of servicing the nuclear asset-recovery bonds, trustee fees, rating agency fees, legal and auditing fees, the cost of funding and/or replenishing the Capital Subaccount, the return on investment on the Capital Subaccount deposit and any other credit enhancements established in connection with the nuclear asset-recovery bonds issued by the SPE and other related fees and expenses and (iii) other required amounts and charges payable in connection with the nuclear asset-recovery bonds. The first Periodic Payment Requirement established through the Issuance Advice Letter procedures may be calculated based upon a Remittance Period that is greater than six months. The final Periodic Payment Requirement may be calculated based upon a Remittance Period that is less than six months. Notwithstanding the foregoing, in the event that any nuclear asset-recovery bonds are outstanding following the last scheduled debt service payment date for such bonds, the Periodic Payment Requirement will be calculated so that collections are sufficient to make all payments on those nuclear asset-recovery bonds and in respect of financing costs no later than the immediately following debt service payment date. Along with each True-Up Adjustment Letter, the servicer shall provide workpapers showing all inputs and calculations, including its calculation of the nuclear asset-recovery charge by customer rate class. Consistent with Section 366.95(2)(c)4., F.S., our staff, upon the filing of a True-Up Adjustment Letter made pursuant to this Order, will either administratively approve the requested true-up calculation in writing or inform the servicer of any mathematical errors in its calculation as expeditiously as possible but no later than 60 days following the servicer’s true-up filing. Notification and correction of any mathematical errors shall be made so that the true-up is implemented within 60 days of the servicer’s true-up filing. If no action is taken within 60 days of the true-up filing, the true-up calculation shall be deemed approved. Upon administrative approval or the passage of 60 days without notification of a mathematical error, no further action of this Commission will be required prior to implementation of the true-up. Section 366.95(2)(c)2.d., F.S., provides that the true-up adjustments will “ensure the timely payment of nuclear asset-recovery bonds.” We find that this True-Up Mechanism, together with the State Pledge, will “Guarantee” the timely payment of the principal and interest of the bonds.

30.                                    In addition to the semi-annual true-up adjustment, DEF, as servicer (or a successor servicer) will also be authorized to make optional interim true-up adjustments at any time for any reason to ensure timely payment of the Periodic Payment Requirement, which adjustment will be implemented based upon the same time frames as the semi-annual true-ups.

31.                                    To Guarantee adequate nuclear asset-recovery charge collections and to avoid large over-collections and under-collections over time, we direct that the servicer shall reconcile nuclear asset-recovery charges using DEF’s most recent forecast of electricity deliveries (i.e., forecasted billing units) used for all corporate purposes and DEF’s estimates of related expenses. Each periodic true-up adjustment should Guarantee recovery of revenues sufficient to meet the Periodic Payment Requirement. The calculation of the nuclear asset-recovery charges will also reflect both a projection of uncollectible nuclear asset-recovery charges and a projection of payment lags between the billing and collection of nuclear asset-recovery charges based upon DEF’s most recent experience regarding collection of nuclear asset-recovery charges.

32.                                    The servicer may also make a non-standard true-up adjustment to be effective simultaneously with a base rate change that includes any change in the rate allocation among customers used to determine the nuclear asset-recovery charges, such true-up to go into effect simultaneously with any changes to DEF’s other base rates. Any non-standard true-up will be subject to approval within the 60-day approval period contemplated by Section 366.95(2)(c)4., F.S.

33.                                    This Commission finds that the broad-based nature of the True-Up Mechanism and the pledge of the State of Florida set forth in Section 366.95(11), F.S., will constitute a guarantee of regulatory action for the benefit of investors in nuclear asset-recovery bonds, and we anticipate that stress case analyses will show that these features will serve to effectively eliminate for all practical purposes and circumstances any credit risk associated with the nuclear asset-recovery bonds (i.e., that sufficient funds will be available and paid to discharge all principal of and interest on the nuclear asset-recovery bonds when due).

34.                               This Commission finds that the True-Up Mechanism is appropriate and consistent with Section 366.95, F.S., and it should be approved. This Commission also finds that each True-Up Adjustment Letter should be based upon the cumulative differences, regardless of the reason, between the Periodic Payment Requirement (including scheduled principal and interest payments on the nuclear asset-recovery bonds) and the estimated amount of nuclear asset-recovery charge collections to be remitted to the indenture trustee during the Remittance Period.

VI.                               MITIGATION OF RATE IMPACTS

35.                                    Section 366.95(2)(a)5., F.S., requires an electric utility petitioning this Commission for a financing order to “estimate any projected cost savings, based on current market conditions, or demonstrate how the issuance of nuclear asset-recovery bonds and the imposition of nuclear asset-recovery charges would avoid or significantly mitigate rate impacts to customers as compared with the traditional method of financing and recovering nuclear asset-recovery costs from customers.” In addition, Section 366.95(2)(a)6., F.S., requires an electric utility petitioning this Commission for a financing order to demonstrate “that securitization has a significant likelihood of resulting in lower overall costs or would avoid or significantly mitigate rate impacts compared to the traditional method of cost recovery.” For the CR3 Regulatory Asset, the RRSSA sets forth the traditional method for financing and recovering nuclear asset-recovery costs. Specifically, the RRSSA allows DEF to increase its base rates by the revenue requirement for the CR3 Regulatory Asset. As set forth in the RRSSA, DEF can recover the CR3 Regulatory Asset value in base rates upon the termination of the Levy Nuclear Plant cost recovery charge. That recovery charge terminated in May 2015; therefore DEF would be authorized to increase its base rates to begin recovering the CR3 Regulatory Asset with the first billing cycle for January 2016. The revenue requirement for the CR3 Regulatory Asset is calculated pursuant to Exhibit 10 to the RRSSA.

36.                                    We find that DEF has demonstrated that securitization has a significant likelihood of resulting in lower overall costs or would avoid or significantly mitigate rate impacts compared to the traditional method of cost recovery pursuant to Section 366.95(2)(a)6., F.S.

37.                                    If nuclear asset-recovery bonds are not issued, DEF has proposed recovery of nuclear asset-recovery costs through the traditional method of recovering such amounts through the implementation of a base rate increase. Specifically, we find that the year-one base rate increase would be $4.96 per 1000 kWh on the residential bill and the total revenue requirement over the 20 year recovery period would be approximately $2,531 million, and the rate increases for the other customer rate classes are contained in Exhibits 30 and 31.

38.                                    In contrast, based on DEF’s request to recover its nuclear asset-recovery costs through the issuance of nuclear asset-recovery bonds in one or more series in an aggregate principal amount not to exceed the Securitizable Balance (assuming a scheduled final debt service payment date of approximately 20 years, and final legal maturity of up to 23 years), DEF estimates that an initial nuclear asset-recovery charge of approximately $2.93 would be imposed on a typical (1,000 kWh) residential bill and the estimated cumulative revenue requirement amount over the total period outstanding would be $1,823 million. DEF has demonstrated that, based on current market conditions, this total estimated cumulative revenue requirement would be $708 million lower, on an undiscounted basis, compared to the total estimated cumulative revenue requirement under the traditional recovery method.

39.                                    Thus, we find that the issuance of the nuclear asset-recovery bonds and the imposition of the nuclear asset-recovery charges authorized by this Financing Order have a significant likelihood of resulting in lower overall costs or would significantly mitigate rate impacts to customers as compared with the traditional method of financing and recovering nuclear asset-recovery costs. Likewise, through implementation of the required standards, conditions and procedures established in this Financing Order, we find that the structuring, marketing and pricing of nuclear asset-recovery bonds are reasonably expected to mitigate rate impacts to customers as compared with the traditional method of financing and recovering nuclear asset-recovery costs.

40.                                    The broad based nature of the State pledge under Section 366.95(11), F.S., and the irrevocable character of this Financing Order, in conjunction with the true-up adjustment provisions required by Section 366.95(2)(c)2.d, F.S., and included in this Financing Order, constitutes a guarantee of regulatory action for the benefit of investors in nuclear asset-recovery bonds.

41.                                   This Commission guarantees that it will act pursuant to this Financing Order as expressly authorized by Sections 366.95(2)(c)2.d. and 366.95(2)(c)4., F.S., to ensure that nuclear asset-recovery charge revenues are sufficient to pay principal of and interest on the nuclear asset-recovery bonds issued pursuant to this Financing Order and other costs, including fees and expenses, in connection with the nuclear asset-recovery bonds.

VII.                          BOND TEAM

42.                                    DEF, its structuring advisor, and designated Commission staff and its financial advisor should serve on the Bond Team.

43.                                    One designated representative of DEF and one designated representative of this Commission should be joint decision makers in all aspects of the structuring, marketing and pricing of the nuclear asset-recovery bonds except for those recommendations that in the sole view of DEF would expose DEF or the SPE to securities law and other potential liability (i.e., such as, but not limited to, the making of any untrue statement of a material fact or omissions to state a material fact required to be stated therein or necessary in order to make the statements made not misleading) or contractual law liability (e.g., including but not limited to terms and conditions of the underwriter agreement(s)).

44.                                    This Commission’s designated staff and financial advisor should be visibly involved, in advance, in all aspects of the structuring, marketing, and pricing of the nuclear asset-recovery bonds.

45.                                    All Bond Team members should actively participate in the design of the marketing materials for the transactions as well as in the development and implementation of the marketing and sales plan for the bonds.

46.                                    DEF and this Commission’s staff and its financial advisor as Bond Team members, excluding DEF’s structuring advisor, should also have equal rights on the hiring decisions for the underwriters and counsel to the underwriters. However, DEF should have sole right to select and engage all counsel for DEF and the SPE.

47.                                    The final structure of the transaction, including pricing, will be subject to review by this Commission for the limited purpose of ensuring that all requirements of law and this Financing Order have been met.

48.                                    Together with the Bond Team’s involvement in the structuring, marketing and pricing of the nuclear asset-recovery bonds, and the Issuance Advice Letter process, this Commission should be able to fully review the pricing of the bonds as this Commission determines whether to issue a stop order no later than 5:00 pm Eastern time on the third business day following pricing.

49.                                    The Bond Team structure and process affords the flexibility that is reasonable and consistent with Section 366.95(2)(c)2.f., F.S.

50.                                    This Commission should designate one Commissioner to resolve any issue as to which the DEF and Commission staff joint decision makers are unable to reach agreement. Any such matter should be presented by the DEF and Commission staff joint decision makers by email or in other writing. The designated Commissioner should announce his or her decision on the matter presented to the DEF and Commission staff joint decision makers by email or other writing as soon as reasonably possible. The parties to this proceeding agree that the decision of the designated Commissioner should be final and not subject to review by this Commission.

VIII.                     FLEXIBILITY

51.                                    In this Financing Order, we approve the financing of nuclear asset-recovery costs and upfront bond issuance costs through nuclear asset-recovery bonds with terms to be established by DEF, at the time of pricing, subject to compliance with the Issuance Advice Letter Procedures outlined in this Financing Order. As discussed above, under Mitigation of Rate Impacts, DEF has provided testimony establishing that the issuance of the nuclear asset-recovery bonds will significantly mitigate rate impacts to customers as compared with the traditional method of financing and recovering nuclear asset-recovery costs. Section 366.95(2)(c)2.f., F.S., requires this Commission to specify the degree of flexibility to be afforded to DEF in establishing the terms and conditions of the nuclear asset-recovery bonds, including, but not limited to, repayment schedules, expected interest rates, and other financing costs consistent with 366.95(2)(c)2.a.-e., F.S. Furthermore, Section 366.95(2)(c)2.i., F.S., directs this Commission to “[i]nclude any other conditions that this Commission considers appropriate and that are authorized by this section.” While we recognize the need for some degree of flexibility with regard to the final details of the nuclear asset-recovery bond securitization transaction approved in this Financing Order, our primary focus is on ensuring that the structuring, marketing, and pricing of nuclear asset-recovery bonds achieves the lowest overall cost standard and the greatest possible customer protections. Therefore, we find and direct that the standard for this Financing

Order should be that the structuring, marketing, and pricing of nuclear asset-recovery bonds will achieve the lowest overall cost standard and the greatest possible customer protections.

52.                                    The previously approved Amended RRSSA proposes that the SPE issue nuclear asset-recovery bonds with a scheduled final debt service payment date for the last maturing tranche as close as is reasonably possible to the close of the last billing cycle for the 240th month from inception of imposition of the nuclear asset-recovery charge. We find that the appropriate recovery period for the nuclear asset-recovery charge is 240 months from inception of imposition of the nuclear asset-recovery charge or until the nuclear asset-recovery bonds and associated charges and approved adjustments have been paid in full, but not to exceed 276 months from inception of imposition of the nuclear asset-recovery charge. The exact scheduled final maturity and legal final maturity of the nuclear asset-recovery bonds will be determined after issuance of this Financing Order. This Commission further finds that the period of 240 months from inception of imposition of the nuclear asset-recovery charge or until the nuclear asset-recovery bonds and associated charges and approved adjustments have been paid in full, but not to exceed 276 months from inception of imposition of the nuclear asset-recovery charge, for recovery of the nuclear asset-recovery charge is appropriate and that such recovery period is consistent with the Amended RRSSA.

53.                                    We find that nuclear asset-recovery bonds should be issued in one or more series, each series of nuclear asset-recovery bonds should be issued in one or more tranches, and the nuclear asset-recovery bonds should be structured by DEF, in consultation with the other members of the Bond Team and subject to Finding of Fact paragraph 50 and Ordering Paragraph 67, to achieve the statutory financing cost objective and the lowest overall cost standard. Further, the nuclear asset-recovery bonds shall be structured such that the expected payment of the principal of and interest on the nuclear asset-recovery bonds is expected to be substantially level over those expected terms.

54.                                    Subject to the Issuance Advice Letter procedures in Finding of Fact paragraphs 98 through 103, DEF, in consultation with the other members of the Bond Team subject to Finding of Fact paragraph 42 through 50, shall be afforded flexibility in determining the final terms of each series of the nuclear asset-recovery bonds, including payment and maturity dates, interest rates (or the method of determining interest rates), the terms of any interest rate swap agreement, interest rate lock or similar agreement, the creation and funding of any supplemental capital, reserve or other subaccount, and the issuance of nuclear asset-recovery bonds through either one SPE or multiple SPEs, except as otherwise provided in this Financing Order.

55.                                    As noted above, certain costs, such as debt service on the nuclear asset-recovery bonds, as well as the ongoing fees of the trustee, rating agency surveillance fees, regulatory assessment fees and the ongoing financing costs of any other credit enhancement or interest rate swaps, will not be known until the pricing of a series of nuclear asset-recovery bonds. This Financing Order provides flexibility to recover such costs through the nuclear asset-recovery charge and the true-up of such charge. At the same time, we have established the Issuance Advice Letter procedures in Findings of Fact paragraphs 98 through 103 of this Financing Order which are intended to ensure that the structuring, marketing and pricing of nuclear asset-recovery bonds achieves the statutory cost objectives and lowest overall cost standard.

56.                                    This Commission finds that a bond structure, providing for substantially levelized annual revenue requirements over the expected life of the nuclear asset-recovery bonds, is in the general public interest and should be used. This structure offers the benefit of not relying upon electric utility customer growth and will allow the resulting overall weighted average nuclear asset-recovery charges to remain level or decline over time, if billing determinants remain level or grow.

IX.                               TRANSACTION STRUCTURE

57.                                    DEF’s proposed transaction structure, as set forth and modified in the Amended RRSSA and in the body of this Financing Order, is hereby approved.

The SPE

58.                                    DEF will create one or more SPEs as bankruptcy remote, Delaware limited liability companies, in each case, with DEF as its sole member. Each SPE will be formed for the limited purpose of acquiring nuclear asset-recovery property, issuing nuclear asset-recovery bonds in one or more series (each of which may be issued in one or more classes or tranches), and performing other activities relating thereto or otherwise authorized by this Financing Order.

59.                                    The SPE will be a special purpose finance company, a subsidiary of DEF and a corporate issuer.

60.                                    The SPE(s) may issue nuclear asset-recovery bonds approved in this Financing Order, or in future financing orders, so long as such future issuance does not adversely affect the ratings on outstanding nuclear asset-recovery bonds issued for the benefit of DEF. The SPE(s) may issue nuclear asset-recovery bonds approved in this Financing Order in an aggregate amount not to exceed the Securitizable Balance approved by this Financing Order and will pledge to an indenture trustee, as collateral for payment of the nuclear asset-recovery bonds, the nuclear asset-recovery property, including the SPE’s right to receive the nuclear asset-recovery charges as and when collected, and other collateral described in the Indenture. The SPE will not be permitted to engage in any other activities and will have no assets other than nuclear asset-recovery property and related assets to support its obligations under the nuclear asset-recovery bonds and the ongoing financing costs. These restrictions on the activities of the SPE and restrictions on the ability of DEF to take action on the SPE’s behalf are imposed to achieve the objective that the SPE will be bankruptcy-remote and not be affected by a bankruptcy of DEF or any affiliate.

61.                                    Each SPE will be managed by a board of managers with rights and duties set forth in its organizational documents. As long as nuclear asset-recovery bonds remain outstanding, the SPE will have at least one independent manager with no organizational affiliation with DEF other than possibly acting as independent manager(s) for another bankruptcy-remote subsidiary of DEF or its affiliates. The SPE will not be permitted to amend the provisions of the LLC Agreement or other organizational documents that relate to bankruptcy-remoteness of the SPE without the consent of the independent manager(s). Similarly, the SPE will not be permitted to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or to dissolve, liquidate, consolidate, convert, or merge without the consent of the independent managers. To the extent provided in its organizational documents, the transaction documents and this Financing Order, the Commission will be deemed to have contractual privity with the SPE for purposes of enforcing those documents. Other restrictions to facilitate bankruptcy-remoteness may also be included in the organizational documents of the SPE as required by the rating agencies.

62.                                    The SPEs will have no staff to provide administrative services (such as corporate maintenance, reporting and internal accounting functions). These services will be provided by DEF pursuant to the terms of the Administration Agreement.

63.                                    Per rating agency and IRS requirements, DEF will transfer to the SPE an amount required to capitalize the SPE adequately (the “SPE Capitalization Level”) for deposit into the Capital Subaccount. The SPE Capitalization Level is expected to be 0.50% of the initial principal amount of the nuclear asset-recovery bonds to be issued by the SPE or such greater amount as might be needed to meet IRS or rating agency requirements. The actual SPE Capitalization Level will depend on tax and rating agency requirements and will be subject to review and approval by the Bond Team pursuant to the procedures set forth in Finding of Fact paragraphs 42 through 50. We find that the lowest overall cost standard generally will be met by ensuring that the SPE Capitalization Level does not exceed the minimum amount needed to meet IRS and rating agency requirements.

Principal Amortization

64.                                    The expected final debt service payment date for the last maturing tranche of the nuclear asset-recovery bonds should be as close as is reasonably possible to the close of the last billing cycle for the 240th month from inception of imposition of the nuclear asset-recovery charge. The legal final maturity date for the last maturing tranche of nuclear asset recovery bonds should be no later than the 276th month from inception of the imposition of the charge. The exact scheduled final maturity and legal final maturity of the nuclear asset-recovery bonds shall be determined by the Bond Team after issuance of this Financing Order.

65.                                    Annual payments of principal of and interest on the nuclear asset-recovery bonds shall be substantially level over the expected term of the nuclear asset-recovery bonds.

66.                                    The energy sales forecasts used to develop the nuclear asset-recovery bond amortization schedules and the recovery mechanism are appropriate.

67.                                    The first payment of principal and interest for each series of nuclear asset-recovery bonds shall occur within 12 months of issuance. Payments of principal and interest thereafter shall be no less frequent than semi-annually.

Interest Rates

68.                                    We find that each tranche of the nuclear asset-recovery bonds should have a fixed interest rate, based on current market conditions. If market conditions change, and it becomes necessary for the one or more tranches of bonds to be issued in floating-rate mode, DEF is authorized to issue such bonds but will be required to execute agreements to swap the floating payments to fixed-rate payments.

Ongoing Financing Costs

69.                                    DEF will be the initial servicer of the nuclear asset-recovery bonds. To preserve the integrity of the bankruptcy-remote structure of the SPE and ensure the high credit quality of the nuclear asset-recovery bonds, the servicer must be adequately compensated for the services it provides, including the calculation, billing, and collection of nuclear asset-recovery charges, remittance of those charges to the indenture trustee, and the preparation, filing, and processing of True-Up Adjustment Letters. DEF’s proposed form of Servicing Agreement provides for an ongoing servicing fee for the initial servicer in the amount of 0.05 percent of the initial principal amount of the nuclear asset-recovery bonds. We find that this level of ongoing servicing fee is appropriate for the purpose of preserving the integrity of the bankruptcy-remote structure of the SPE and ensuring the high credit quality of the nuclear asset-recovery bonds.

70.                                    DEF will establish the SPE and perform the administrative duties necessary to maintain the SPE. To preserve the integrity of the bankruptcy-remote structure of the SPE and ensure the high credit quality of the nuclear asset-recovery bonds, the administrator must be adequately compensated for these services. The ongoing fee for these services will be $50,000 per year. We find that this level of ongoing fee is appropriate for the purpose of preserving the integrity of the bankruptcy-remote structure of the SPE and ensuring the high credit quality of the nuclear asset-recovery bonds.

Credit Ratings

71.                                    This Commission finds that the credit quality of the nuclear asset-recovery bonds will be enhanced by Section 366.95, F.S., due to the requirements that (1) the nuclear asset-recovery charge in amounts authorized by this Commission are to be imposed on all customer bills and collected in full in the form of a nonbypassable charge separate from DEF’s base rates, (2) the charge shall be paid by all existing and future customers receiving transmission or distribution services from DEF, and (3) following any fundamental change in regulation of public utilities in the State of Florida, a customer electing to purchase electricity from an alternate electricity supplier must still pay the nuclear asset-recovery charge. Furthermore, through the True-Up Mechanism, any delinquencies or under-collections in one customer rate class will be taken into account in the application of the True-Up Mechanism to adjust the nuclear asset-recovery charge for all customers of DEF, not just the class of customers from which the delinquency or under-collection arose.

72.                                    The Company anticipates that each series of nuclear asset-recovery bonds will have a AAA/Aaa rating from at least two nationally recognized rating agencies, and if not inconsistent with the lowest overall cost standard DEF is authorized to provide necessary credit enhancements, with recovery of related costs as a form of ongoing financing costs, to achieve such ratings.

Offering and Sale of the Bonds

73.                                    DEF has proposed that the nuclear asset-recovery bonds be offered pursuant to an SEC-registered offering, rather than a private placement or a Rule 144A qualified institutional offering. The Company has provided testimony to the effect that virtually all utility securitizations have been sold as SEC-registered public transactions. Further, the Company has provided testimony to the effect that an SEC-registered, public offering, is likely to result in a lower cost of funds relative to Rule 144A qualified institutional offering, all else being equal, due to the enhanced transparency and liquidity of publicly-registered securities. New SEC registration requirements will become effective prior to December 2015. Compliance with these new requirements may increase costs and result in delay of the offering. Accordingly, subject to the Issuance Advice Letter procedure, this Commission finds that an SEC-registered public offering is most likely to result in lower costs to consumers, and should be approved. However, this Commission further finds, in light of new SEC registration requirements, DEF, in consultation with the other members of the Bond Team, subject to the Issuance Advice Letter procedures and Finding of Fact paragraph 50 and Ordering Paragraph 67, may pursue a Rule 144A qualified institutional offering of the nuclear asset-recovery bonds.

74.                                    DEF has proposed that the bonds be sold pursuant to a sale to one or more underwriters in a negotiated offering. DEF has testified that a negotiated underwriting is likely to provide greater flexibility and availability of investor funds than a competitively sold transaction. DEF and this Commission’s staff, together with this Commission’s financial advisor and other Bond Team members (other than DEF’s structuring advisor) should have equal rights on the hiring decisions for the underwriters and counsel to the underwriters. This Commission finds, subject to the Issuance Advice Letter procedures, that the issuance of the nuclear asset-recovery bonds pursuant to a negotiated sale is likely to result in lower overall costs and satisfy the statutory financing cost objective, and should be approved. However, DEF, in consultation with the other members of the Bond Team, subject to the Issuance Advice Letter procedures and Finding of Fact paragraph 50 and Ordering Paragraph 67 is authorized to pursue other sale options, including a competitively sold transaction, in order to satisfy the statutory cost objectives and the lowest overall cost standard.

Security for the Nuclear Asset-Recovery Bonds

75.                                    As proposed by DEF, the payment of the nuclear asset-recovery bonds and related financing costs authorized by this Financing Order is to be secured by the nuclear asset-recovery property created by this Financing Order and by certain other collateral as described in the Petition. The nuclear asset-recovery bonds will be issued pursuant to the Indenture under which the indenture trustee will administer the trust. The Indenture shall include provisions for a Collection Account for each series of nuclear asset-recovery bonds and subaccounts for the collection and administration for the nuclear asset-recovery charges and payment or funding of the principal of and interest on the nuclear asset-recovery bonds and other costs, including fees and expenses, in connection with the nuclear asset-recovery bonds, as described in this Financing Order. Pursuant to the Indenture, the SPE shall establish a Collection Account as a trust account to be held by the indenture trustee as collateral to ensure the timely payment of the principal of, interest on, and other costs related to the series of nuclear asset-recovery bonds. The Collection

Account shall include a General Subaccount, a Capital Subaccount and an Excess Funds Subaccount, and may include other subaccounts if required to obtain AAA/Aaa ratings on the series of nuclear asset-recovery bonds. Final terms of the Indenture shall be approved by the Bond Team.

76.                                    The Excess Funds Subaccount will hold any nuclear asset-recovery charge collections and investment earnings on amounts in the Collection Account in excess of the amounts needed to pay current principal of and interest on the nuclear asset-recovery bonds and to pay other Periodic Payment Requirements (including, but not limited to, funding or replenishing the Capital Subaccount). Any balance in or allocated to the Excess Funds Subaccount on a true-up adjustment date will be subtracted from the Periodic Revenue Requirement for purposes of the true-up adjustment. The funds in this Excess Funds Subaccount will be invested by the indenture trustee in short-term high-quality investments, and such funds (including investment earnings thereon) will be used by the indenture trustee to reduce the nuclear asset-recovery revenue requirement for purposes of the true-up adjustment.

77.                                    The Collection Account and the subaccounts described above are intended to facilitate the full and timely payment of scheduled principal of and interest on the series of nuclear asset-recovery bonds and all other components of the Periodic Payment Requirement. If for any reason the amount of nuclear asset-recovery charge collections in the General Subaccount is insufficient to make, on a timely basis, all scheduled payments of principal of and interest on the nuclear asset-recovery bonds and to make payment of all of the other components of the Periodic Payment Requirement, the Excess Funds Subaccount and the Capital Subaccount will be drawn down, in that order, to make those payments. Any deficiency in the Capital Subaccount due to such withdrawals must be replenished on a periodic basis through the true-up process. In addition to the foregoing, there may be such additional accounts and subaccounts as are necessary to segregate amounts received from various sources, or to be used for specified purposes. Such accounts and subaccounts will be administered and utilized as set forth in the Servicing Agreement and the Indenture. Upon the maturity of the series of nuclear asset-recovery bonds and upon discharge of all obligations in respect thereof, amounts remaining in the Collection Account will be released to the SPE and will be available for distribution by the SPE to DEF. Equivalent amounts, less the amount of the Capital Subaccount, will be credited by DEF to current customers’ bills in the same manner that the charges were collected, or through a credit to the capacity cost recovery clause if this Commission determines at the time of retirement that a direct credit to customers’ bills is not cost-effective. DEF shall similarly credit customers an aggregate amount equal to any nuclear asset-recovery charges subsequently received by the SPE or its successor in interest to the nuclear asset-recovery property.

DEF as Initial Servicer of the Nuclear Asset-Recovery Bonds

78.                                   DEF will execute a Servicing Agreement, the final terms of which shall be determined by the Bond Team pursuant to the procedures set forth in Finding of Fact paragraphs 98 through 103. The Servicing Agreement may be amended, renewed, or replaced by another servicing agreement in accordance with its terms and as approved by this Commission.

a.                                           Under the Servicing Agreement, the servicer shall be required, among other things, to impose, bill, collect and receive the nuclear asset-recovery charges for the benefit and account of the SPE, to make the periodic true-up adjustments of nuclear asset-recovery charges required or allowed by this Financing Order, and to account for and remit the nuclear asset-recovery charges to or for the account of the SPE in accordance with the remittance procedures contained in the Servicing Agreement without any charge, deduction, or surcharge of any kind, other than the servicing fee specified in the Servicing Agreement. The appropriate servicing fee shall be as set forth in this Financing Order.

b.                                           The annual fee for ongoing services will be 0.05 percent of the initial principal amount of the nuclear asset-recovery bonds.

c.                                            In addition to the annual ongoing servicing fee, DEF proposes to recover as an upfront bond issuance cost, DEF’s actual costs to recover set-up costs of the servicer, including information technology programming costs to adapt DEF’s existing systems to bill, collect, receive and process nuclear asset-recovery charges, and to set up necessary servicing functions. DEF estimates its actual set-up costs to be approximately $915,000. The reasonableness of these additional upfront bond issuance costs will be subject to review by this Commission pursuant to Section 366.95(2)(c)5. As part of this review, the Commission shall only consider actual upfront bond issuance costs, but not ongoing financing costs, interest rate, or pricing of the bonds.

d.                                           DEF shall indemnify customers to the extent customers incur losses associated with higher servicing fees payable to a substitute servicer, or higher administration fees payable to a substitute administrator, as a result of (a) DEF’s negligence, recklessness or willful misconduct, or (b) DEF’s termination for cause attributable to its own actions. This indemnification provision shall be reflected in the transaction documents for these nuclear asset-recovery bonds.

e.                                            DEF has proposed that it not be permitted voluntarily to resign from its duties as servicer if the resignation will harm the credit rating on nuclear asset-recovery bonds issued by the SPE. Even if DEF’s resignation as servicer would not harm the credit rating on the nuclear asset-recovery bonds issued by the SPE, we find and direct that DEF shall not be permitted to voluntarily resign from its duties as servicer without consent of this Commission. If DEF defaults on its duties as servicer or is required for any reason to discontinue those functions, then DEF proposes that a successor servicer acceptable to the indenture trustee be named to replace DEF as servicer so long as such replacement would not cause any of the then current credit ratings of the nuclear asset-recovery bonds to be suspended, withdrawn or downgraded. We find that any successor servicer to DEF also should be acceptable to this Commission.

f.                                             DEF has proposed that, and we find and direct that, the servicing fee payable to a substitute servicer should not exceed 0.60% per annum on the initial principal balance of the nuclear asset-recovery bonds, unless a higher fee is approved by this Commission.

g.                                            We find and direct that the SPE and the indenture trustee shall not be permitted to waive any obligations of DEF as transferor or as servicer of nuclear asset-recovery property without express written consent of this Commission.

DEF as Administrator of the SPE

79.                                    Under the Administration Agreement, DEF will establish the SPE and perform the administrative duties necessary to maintain the SPE. The appropriate administration fee shall be as set forth in this Financing Order.

80.                                    The annual fee for performing the services required by the Administration Agreement will be $50,000. We find that this fee is reasonable.

81.                                    DEF will credit back to customers through the Capacity Cost Recovery Clause all periodic servicing fees in excess of DEF’s or an affiliate of DEF’s incremental cost of performing the servicer function until the next rate case when costs and revenues associated with the servicing fees will be included in the cost of service. DEF will credit back to customers through the Capacity Cost Recovery Clause all periodic administration fees in excess of DEF’s or an affiliate of DEF’s incremental cost of performing the administration function until the next rate case when costs and revenues associated with the administration fees will be included in the cost of service. We find this to be reasonable.

Nuclear Asset-Recovery Bonds To Be Treated As “Debt” for Federal Income Tax Purposes

82.                                    In light of the IRS safe harbor rules, we find that DEF shall be responsible to structure the nuclear asset-recovery bond transactions in a way that clearly meets all requirements for the IRS’ safe harbor treatment.

X.                                    UNDERWRITER REQUIREMENTS

83.                                    DEF and this Commission’s staff and this Commission’s financial advisor as Bond Team members , excluding DEF’s structuring advisor, should have equal rights on the hiring decisions for underwriters and counsel for the underwriters.

84.                                    We find that requiring all book-running underwriters of a series of nuclear asset-recovery bonds to deliver periodic reports with indicative pricing levels derived independently by each book-running underwriter for the nuclear asset-recovery bonds before any public offering of that series of nuclear asset-recovery bonds is launched is likely to facilitate achievement of the statutory financing cost objective and the lowest overall cost standard. We also find that the Bond Team may request one or more of the bookrunning underwriters to deliver an opinion letter as to whether the structuring, marketing, and pricing of the nuclear asset-recovery bonds achieved the lowest overall cost standard.

85.                                    We find that requiring the book-running underwriter(s) of nuclear asset-recovery bonds to provide the Bond Team documentary verification that any term sheet, prospectus, registration statement, offering memorandum or other marketing materials used by the underwriting syndicate in marketing the nuclear asset-recovery bonds (collectively, the “offering documents”) receives a broad distribution to potential investors most likely to accept the lowest yield on the nuclear asset-recovery bonds will facilitate achievement of the statutory financing cost objective and the lowest overall cost standard. This documentary verification may be provided on a confidential basis to members of the Bond Team to the extent confidential classification of the information included therein is permitted by law.

XI.                               COMMISSION PARTICIPATION IN THE TRANSACTION

86.                                    We recognize that the nuclear asset-recovery bonds approved through this Financing Order are very different from the typical bonds issued by DEF. Pursuant to Section 366.95, F.S., we must forego future regulatory oversight in order to create a financing instrument of superior quality and a completely separate credit from the sponsoring utility. Section 366.95, F.S., requires us to issue an irrevocable financing order in which the sponsoring utility, DEF, is insulated from most costs associated with the financing. We are also required to approve a true-up mechanism, as we have done in this Financing Order, that commits this Commission to periodically adjust the nuclear asset-recovery charge that supports the nuclear asset-recovery bonds to whatever level is necessary to make timely payments of principal and interest on the bonds. In addition, the State and this Commission are required to pledge to Bondholders, among other things, never to take or permit any action to be taken that would interfere with their right to payment. The irrevocable nature of this Financing Order, the direct broad-based nuclear asset-recovery charge applied to all DEF ratepayers, the unconditional Commission guarantee to adjust the nuclear asset-recovery charge as necessary, and the explicit pledge of the State not to interfere with the Bondholders’ rights to repayment result in an incredibly strong senior, secured credit independent of DEF.

87.                                    We also recognize that the nuclear asset-recovery bonds approved through this Financing Order are different from the typical bonds issued by DEF in terms of the degree of Commission oversight after the issuance. In typical utility debt financings, this Commission retains the right to disallow any unreasonable or imprudent costs for ratemaking purposes, including adjustments for the interest rate. For the proposed issuance of nuclear asset-recovery bonds, while the issuance costs are subject to review under Section 366.95(2)(c)5., F.S. (and as part of that review the Commission shall only consider actual upfront bond issuance costs, but not ongoing financing costs, interest rate, or pricing of the bonds), we find that an after-the-fact review of the interest rate achieved will not allow us to determine whether the lowest overall cost standard has been achieved.

88.                                    We recognize that another difference between typical utility bonds and the nuclear asset-recovery bonds approved through this Financing Order is how these bonds impact DEF’s financial position. In more typical debt offerings, DEF has a strong incentive to negotiate hard with underwriters for the lowest possible interest rates as well as the lowest possible underwriting fees. DEF also has a strong incentive to minimize other issuance costs. Between rate cases, the benefit from a low net cost of funds is enjoyed at least in part by DEF’s shareholders, and the detriment from a high net cost of funds is borne at least in part by these same shareholders. These same checks and balances do not exist for the issuance of nuclear asset-recovery bonds. While typical utility bonds directly impact DEF’s financial ratios, nuclear asset-recovery bonds are not direct obligations of DEF and are non-recourse to DEF. For these reasons, the same incentives and consequences for pursuing a lowest overall cost of funds with regard to DEF’s typical utility bonds are not present with respect to the proposed nuclear asset-recovery bonds.

89.                                    Further, we find that unless the superior credit quality of these bonds is accurately and completely reflected in the marketing materials, there is no assurance that the nuclear asset-recovery bonds approved through this Financing Order will achieve the lowest overall cost standard.

90.                                    This Commission has engaged the services of a financial advisor and outside legal counsel for the purposes described herein in this Financing Order. This Commission will have the sole authority to retain its financial advisor and its outside legal counsel and, if needed, terminate and replace the financial advisor or outside legal counsel.

91.                                    We find that this Commission, as represented by designated Commission staff, this Commission’s financial advisor, and this Commission’s outside legal counsel, shall be actively and integrally involved in the bond issuance on a day-to-day basis, subject to Finding of Fact paragraph 50 and Ordering Paragraph 67 as part of a Bond Team that also includes DEF, its structuring advisor or underwriter(s), and its outside counsel(s), in all aspects of the structuring, marketing, and pricing of each series of nuclear asset-recovery bonds. This will allow for meaningful and substantive cooperation among DEF and this Commission and its representatives to ensure that the structuring, pricing, and financing costs of the nuclear asset-recovery bonds will achieve the statutory cost objectives and the lowest overall cost standard. Cooperation among DEF and this Commission will promote transparency in the nuclear asset-recovery bond pricing process, thereby promoting the integrity of the issuance process. In this regard, this Commission’s financial advisor needs to be an active and visible participant in the actual pricing process in real time if we are to obtain maximum benefits for ratepayers.

92.                                    Subject to Finding of Fact paragraph 50 and Ordering Paragraph 67, the Bond Team shall oversee the development of the competitive solicitation and selection of some or all underwriters, underwriters’ counsel, trustee services and other transaction arrangements as deemed appropriate by the Bond Team, other than DEF’s counsel and issuer’s counsel, to ensure that the processes are competitive, will provide the greatest value for customers, and will result in the selection of transaction participants that have experience and the ability to achieve the lowest overall cost standard.

93.                                    Subject to Finding of Fact paragraph 50 and Ordering Paragraph 67, the Bond Team shall review the nuclear asset-recovery bond transaction documents to ensure that the lowest overall cost standard is achieved, to ensure that the transaction documents reflect the terms of this Financing Order and to ensure that the greatest possible customer protections are included. All legal opinions related to the nuclear asset-recovery bond transaction shall be provided to the Bond Team for review.

94.                                    The Bond Team shall have the opportunity to review the presentations to the rating agencies and to make recommendations in furtherance of achieving the lowest overall cost standard; provided, however, that DEF shall be the sole decision maker in all aspects of the structuring, marketing and pricing of the nuclear asset-recovery bonds that, in the sole view of

DEF would expose DEF or the SPE to securities law or other potential liability (i.e., such as, but not limited to, the making of any untrue statement of a material fact or omissions to state a material fact required to be stated therein or necessary in order to make the statements made not misleading) or contractual law liability (e.g., including but not limited to terms and conditions of the underwriting agreement(s).

95.                                    The Bond Team shall work on a cooperative basis (a) to educate and expand the market among underwriters and investors for the nuclear asset-recovery bonds and (b) to create the greatest possible participation and competition among underwriters and investors in order to ensure that the statutory cost objectives and the lowest overall cost standard are achieved.

96.                                    DEF asserts that it will have primary securities law liability with respect to the transaction. DEF should be the sole decision maker in all aspects of the structuring, marketing and pricing of the nuclear asset-recovery bonds that, in the sole view of DEF would expose DEF or the SPE to securities law or other potential liability (i.e., such as, but not limited to, the making of any untrue statement of a material fact or omissions to state a material fact required to be stated therein or necessary in order to make the statements made not misleading) or contractual law liability (e.g., including but not limited to terms and conditions of the underwriting agreement(s)).

97.                                    No later than 5:00 p.m. Eastern time on the second business day following pricing, this Commission’s financial advisor shall deliver to this Commission an opinion letter consistent with the terms of its contract as to whether the structuring, marketing and pricing of the nuclear asset-recovery bonds achieved: (1) the statutory cost objectives; (2) the lowest nuclear asset-recovery charges consistent with prevailing market conditions at the time of pricing, terms and conditions and terms of this Financing Order, and other applicable law; and (3) the greatest possible customer protections. That opinion letter shall include a report of any action or inaction which this Commission’s financial advisor believes might have caused the transaction not to achieve the statutory cost objectives, the lowest nuclear asset-recovery charges, and/or the greatest possible customer protections regardless of whether the reason for action or inaction by DEF was the result of DEF’s sole view that the action or inaction would expose DEF or the SPE to securities law or other potential liability, The report of any such action or inaction which this Commission’s financial advisor believes might have caused the transaction not to achieve the statutory cost objectives, the lowest nuclear asset-recovery charges, and/or the greatest possible customer protections, regardless of whether the reason for action or inaction by DEF was the result of DEF’s sole view that the action or inaction would expose DEF or the SPE to securities law or other potential liability, shall be treated as a material qualification to the opinion letter of this Commission’s financial advisor. Such opinion letter may be provided to this Commission on a confidential basis subject to the ability of parties to this proceeding to review it on a confidential basis.

XII.                          ISSUANCE ADVICE LETTER PROCEDURE

98.                                    DEF shall file with this Commission a draft of an Issuance Advice Letter (“IAL”) and Form of True-Up Adjustment Letter (“TUAL”) (combined into one document) in the form of Appendix C hereto at least two weeks prior to the expected pricing of the nuclear asset-recovery bonds based upon the best information available at that time. Other aspects of the certifications may be modified to describe the particulars of the nuclear asset-recovery bonds and the actions that were taken during the transaction. Such draft shall include drafts of any certifications of DEF to be provided in connection with the filing of the final IAL/TUAL. Such certifications may be provided to this Commission on a confidential basis. Within one week of receiving the proposed form of combined IAL/TUAL, the members of the Bond Team representing this Commission shall provide comments and recommendations to DEF regarding the adequacy of information proposed to be provided. This Commission, acting directly, or though this Commission’s staff designee, may agree to waive the prescribed time period for submission and review of the draft IAL/TUAL and any failure to provide written comments to the draft IAL/TUAL within the prescribed time period will conclusively evidence a waiver of any objections. Prior to the submission of the first draft of the IAL/TUAL and through the period ending with the issuance of the nuclear asset-recovery bonds, DEF will provide the Bond Team with timely information so that this Commission’s representatives on the Bond Team can participate fully and in advance regarding all aspects relating to the structuring, marketing and pricing of the nuclear asset-recovery bonds.

99.                                    DEF shall file a combined IAL/TUAL in final form with this Commission no later than 5:00 pm Eastern time one business day after actual pricing at which time a meeting will be noticed for three business days after pricing to afford this Commission an opportunity to review the proposed transaction. As shown in the form of IAL/TUAL in Appendix C, the combined IAL/TUAL shall include the following information: the actual structure of the nuclear asset-recovery bond issuance; the expected and final maturities of the nuclear asset-recovery bonds; over-collateralization levels (if any); any other credit enhancements; revised estimates of the upfront bond issuance costs proposed to be financed from proceeds of the nuclear asset-recovery bonds and estimates of debt service and other ongoing financing costs for the first Remittance Period; a statement of the actions taken by the Bond Team and/or DEF in the marketing of the bonds; a comparison of the pricing relative to an independent benchmark versus other similar securities historically and at the time of pricing; the amount of orders received and investors that placed the orders (on a confidential basis); and other information deemed necessary by the members of the Bond Team representing this Commission after review of the draft combined IAL/ITUAL, provided that such other information is consistent with the terms of this Financing Order; and a statement setting forth DEF’s observations as to efforts made to assist the Bond Team in achieving the lowest overall cost standard. Finally, the combined IAL/TUAL shall include certifications from DEF if required, that the structuring, pricing and financing costs of the nuclear asset-recovery bonds achieved the statutory cost objectives.

100.                             The opinion letter from this Commission’s financial advisor required pursuant to Finding of Fact paragraph 97 should be provided no later than 5:00 p.m. on the second business day after pricing. The members of the Bond Team will review this information on the second business day after pricing. If the IAL/TUAL and all required certifications and statements have been delivered and the transaction complies with applicable law and this Financing Order, and if this Commission’s financial advisor has delivered an opinion letter pursuant to Finding of Fact paragraph 97 concluding without material qualification that the structuring, marketing and pricing of the nuclear asset-recovery bonds achieved: (1) the statutory cost objectives; (2) the lowest overall cost standard; and (3) the greatest possible customer protections, then the transaction shall be allowed to proceed without the need for further action of this Commission and without the need to hold the previously noticed Commission meeting. If, however, this Commission’s financial advisor has delivered an opinion letter that contains material qualifications, or if the Commission’s financial advisor has not delivered an opinion letter, then at the meeting previously noticed for the third business day after pricing, the members of the Bond Team will present to this Commission the results of their review. Despite there being material qualifications in the opinion letter from the Commission’s financial advisor, this Commission retains discretion to allow the transaction to be completed if, after taking into account the opinion letter, if any, of the Commission’s financial advisor, the views of other members of the Bond Team, and any other facts and circumstances, except for a change in market conditions after the moment of pricing, this Commission determines that the requirements of Section 366.95, F.S., and the Financing Order have been satisfied, and the transaction is otherwise in the best interests of customers. This Commission expects that any stop order will invite DEF to restructure, remarket and/or reprice the nuclear asset-recovery bonds so as to mitigate some or all of the concerns identified in the opinion letter of the Commission’s financial advisor.

101.                             No adjustment is necessary for the deferred tax liability. However, consistent with paragraph 5(j) of the RRSSA, the deferred tax liability will be excluded for earnings surveillance purposes.

102.                             The Issuance Advice Letter process described above is reasonable and consistent with the statutory financing cost objective contained in Section 366.95(2)(c)2.b., F.S.

103.                             DEF will retain sole discretion regarding whether or when to assign, sell or otherwise transfer any rights concerning nuclear asset-recovery property arising under this Financing Order, or to cause the issuance of any nuclear asset-recovery bonds authorized in this Financing Order; provided, that any issuance must satisfy the statutory financing cost objective. Subject to the Issuance Advice Letter procedures described above, SPE will issue the nuclear asset-recovery bonds on or after the fifth business day after pricing of the nuclear asset-recovery bonds.

CONCLUSIONS OF LAW

I.                                        JURISDICTION

1.                                      We have jurisdiction over this matter pursuant to Chapter 366, F.S., including Sections 366.04, 366.05, 366.06, and 366.95, F.S.

II.                                   STATUTORY REQUIREMENTS

2.                                      Based on the statutory criteria and procedures, the record in this proceeding, and other provisions of this Financing Order, the statutory requirements for issuance of a financing order have been met, specifically that the issuance of the nuclear asset-recovery bonds and the imposition of nuclear asset-recovery charges authorized by this Financing Order have a significant likelihood of resulting in lower overall costs or would avoid or significantly mitigate rate impacts to customers as compared with the traditional method of financing and recovering nuclear asset-recovery costs.

III.                              NUCLEAR ASSET-RECOVERY BONDS

3.                                           Each SPE will be an “assignee” as defined in Section 366.95(1)(b), F.S., when an interest in nuclear asset-recovery property is transferred, other than as security, to that SPE.

4.                                           The holders of nuclear asset-recovery bonds, the indenture trustee, any collateral agent, and the counterparty to any hedging contract, interest rate lock contract, interest rate swap contract or other ancillary agreement in respect of some or all of the nuclear asset-recovery bonds will each be a “financing party” as defined in Section 366.95(1)(g), F.S.

5.                                           Each SPE may issue nuclear asset-recovery bonds in accordance with this Financing Order.

6.                                           As provided in Section 366.95, F.S., the rights and interests of DEF or its successor or assignees under this Financing Order, including the right to impose, bill, collect, and receive the nuclear asset-recovery charges authorized in this Financing Order, are assignable and become nuclear asset-recovery property when the nuclear asset-recovery property is transferred to an SPE.

7.                                          The rights, interests, and property conveyed to an SPE in the Nuclear Asset-Recovery Property Purchase and Sale Agreement and the related Bill of Sale, including without limitation the irrevocable right to impose, bill, collect, and receive the nuclear asset-recovery charges and the revenues and collections from the nuclear asset-recovery charges are “nuclear asset-recovery property” within the meaning of Section 366.95, F.S.

8.                                           All revenues and collections resulting from the nuclear asset-recovery charges will constitute proceeds only of the nuclear asset-recovery property arising from this Financing Order.

9.                                           Upon the transfer by DEF of the nuclear asset-recovery property to an SPE, that SPE will have all of the rights, title and interest of DEF with respect to such nuclear asset-recovery property, including the right to impose, bill, collect, and receive the nuclear asset-recovery charge authorized by this Financing Order.

10.                                    The nuclear asset-recovery bonds issued pursuant to this Financing Order will be “nuclear asset-recovery bonds” within the meaning of Section 366.95(1)(i), F.S., and the nuclear asset-recovery bonds and holders thereof will be entitled to all of the protections provided under Section 366.95, F.S.

11.                                    Pursuant to Section 366.95(2)(c)2.d. and (2)(c)4., F.S., the servicer of the nuclear asset-recovery property will file for standard true-up adjustments to the nuclear asset-recovery charges at least every six months to ensure the recovery of revenues are sufficient to provide for the timely payment of the principal of and interest on the nuclear asset-recovery bonds and of all of the ongoing financing costs payable by the SPE in respect of nuclear asset-recovery bonds as approved under this Financing Order. We conclude that these true-up adjustments, together with the State Pledge, will Guarantee the timely payment of nuclear asset-recovery bonds.

12.                                    The methodology approved in this Financing Order to true-up the nuclear asset-recovery charges satisfies the requirements of Section 366.95, F.S. In implementing the formula-based True-Up Mechanism for making expeditious periodic adjustments in the nuclear asset-recovery charges pursuant to Section 366.95(2)(c)1.d., F.S., the nuclear asset-recovery charge shall be adjusted as necessary to Guarantee the timely payment of (a) nuclear asset recovery costs, (b) financing costs, and (c) other required amounts and charges payable in connection with the nuclear asset-recovery bonds.

13.                                    For so long as nuclear asset-recovery bonds are outstanding and the related nuclear asset-recovery costs and financing costs have not been paid in full, the nuclear asset-recovery charges authorized in this Financing Order to be imposed and collected are “nonbypassable” pursuant to Sections 366.95(11)(b)1. and 366.95(2)(c)2.c., F.S. — that is, the nuclear asset-recovery charges shall be paid by all existing and future customers receiving electric transmission or distribution service from DEF or its successors or assignees under Commission-approved rate schedules or under special contracts, even if the customer elects to purchase electricity from an alternative electric supplier following a fundamental change in regulation of public utilities in the State of Florida.

14.                                    If and when DEF transfers to an SPE the right to impose, bill, collect, and receive the nuclear asset-recovery charge and to issue nuclear asset-recovery bonds, the servicer will be entitled to recover the nuclear asset-recovery charge associated with such nuclear asset-recovery property only for the benefit of that SPE and the holders of the nuclear asset-recovery bonds in accordance with the Servicing Agreement.

15.                                    The issuance of nuclear asset-recovery bonds does not directly, indirectly, or contingently obligate the state or any agency, political subdivision, or instrumentality of the state to levy any tax or make any appropriation for payment of the nuclear asset-recovery bonds, other than in their capacity as consumers of electricity.

IV.                               NUCLEAR ASSET-RECOVERY PROPERTY

16.                                    Nuclear asset-recovery property is not a receivable or a pool of receivables. Rather, nuclear asset-recovery property consists of: (1) all rights and interests of DEF or any successor or assignee of DEF under this Financing Order, including the right to impose, bill, collect, and receive nuclear asset-recovery charges authorized in this Financing Order and to obtain periodic adjustments to such nuclear asset-recovery charges as provided in this Financing Order, and (2) all revenues, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests specified in clause (1), regardless of whether such revenues, collections, claims, rights to payment, payments, money, or proceeds are imposed, billed, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money, or proceeds.

17.                                    Nuclear asset-recovery property is not a financial asset in that it only represents a legally-enforceable regulatory property right under Section 366.95 to bill and collect nuclear asset-recovery charges from persons who receive electric transmission and distribution services from the electric utility or its successors or assignees.

18.                                   The creation of nuclear asset-recovery property pursuant to this Financing Order is conditioned upon, and shall be simultaneous with, the sale or other transfer of the nuclear asset-recovery property to the SPE and the pledge of the nuclear asset-recovery property to secure nuclear asset-recovery bonds.

19.                                    The nuclear asset-recovery property shall constitute an existing, present property right or interest therein, notwithstanding that the imposition and collection of nuclear asset-recovery charges depends on DEF performing its servicing functions relating to the collection of nuclear asset-recovery charges and on future electricity consumption. Such property shall exist regardless of whether the revenues or proceeds arising from the property have been billed, have accrued, or have been collected and notwithstanding the fact that the value or amount of the property is dependent on the future provision of service to customers by DEF or its successors or assignees.

20.                                    The nuclear asset-recovery property shall continue to exist until the nuclear asset-recovery bonds are paid in full and all financing costs and other costs of the nuclear asset-recovery bonds have been recovered in full.

21.                                    The nuclear asset-recovery property constitutes a present property right for purposes of contracts concerning the sale or pledge of property. The interest of a transferee, purchaser, acquirer, assignee, or pledgee in the nuclear asset-recovery property, and in the revenue and collections arising from that property, is not subject to setoff, counterclaim, surcharge, or defense by DEF or any other person or in connection with the reorganization, bankruptcy, or other insolvency of DEF or any other entity. Section 366.95(5)(a)(5), F.S.

22.                                    The creation, attachment, granting, perfection, priority and enforcement of liens and security interests in nuclear asset-recovery property are governed by Section 366.95(5)(b), F.S.

23.                                    Pursuant to Section 366.95(5)(b)5., F.S., the priority of any lien and security interest in the nuclear asset-recovery property arising from this Financing Order shall not be considered impaired by any later modification of this Financing Order or nuclear asset-recovery property or by the commingling of the funds arising from nuclear asset-recovery property with any other funds.

24.                                    When DEF transfers nuclear asset-recovery property to an SPE pursuant to this Financing Order under an agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the “absolute transfer” provisions of Section 366.95(5)(c), F.S., that transfer shall constitute an absolute transfer and true sale and not a secured transaction or other financing arrangement, and title (both legal and equitable) to the nuclear asset-recovery property shall immediately pass to the SPE. After such a transfer, the nuclear asset-recovery property shall not be subject to any claims of DEF or its creditors, other than creditors holding a properly perfected prior security interest in the nuclear asset-recovery property perfected under Section 366.95, F.S.. As provided by Section 366.95(5)(c)2., F.S., the characterization of the sale, conveyance, assignment, or transfer of nuclear asset-recovery property as a true sale or other absolute transfer and the corresponding characterization of the transferee’s property interest shall not be affected by: (1) commingling of amounts arising with respect to the nuclear asset-recovery property with other amounts; (2) the retention by DEF of a partial or residual interest, including an equity interest, in the nuclear asset-recovery property, whether direct or indirect, or whether subordinate or otherwise; (3) any recourse that the transferee may have against DEF other than any such recourse created, contingent upon, or otherwise occurring or resulting from one or more of DEF’s customers’ inability to timely pay all or a portion of the nuclear asset-recovery charge; (4) any indemnification, obligations, or repurchase rights made or provided by DEF, other than indemnity or repurchase rights based solely upon DEF’s customers’ inability or failure to timely pay all or a portion of the nuclear asset-recovery charge; (5) the responsibility of DEF to collect nuclear asset-recovery charges; (6) the treatment of the sale, conveyance, assignment, or other transfer for tax, financial reporting, or other purposes; or (7) granting or providing to holders of the nuclear asset-recovery bonds a preferred right to the nuclear asset-recovery property or credit enhancement by DEF or its affiliates with respect to the nuclear asset-recovery bonds.

25.                                    If DEF defaults on any required remittance of amounts collected in respect of nuclear asset-recovery property specified in this Financing Order, a court, upon application by an interested party, and without limiting any other remedies available to the applying party, shall order the sequestration and payment of the revenues arising from the nuclear asset-recovery property to the other financing parties. Any such order shall remain in full force and effect notwithstanding any reorganization, bankruptcy, or other insolvency proceedings with respect to DEF or its successors or assignees.

V.                                    STATE PLEDGE

26.                                    In Section 366.95(11)(b), F.S., the State pledges to and agrees with the Bondholders, the owners of the nuclear asset-recovery property, and other financing parties that the State will not:

a.                                           Alter the provisions of Section 366.95, F.S., which make the nuclear asset-recovery charges imposed by this Financing Order irrevocable, binding, and nonbypassable charges;

b.                                           Take or permit any action that impairs or would impair the value of nuclear asset-recovery property or revises the nuclear asset-recovery costs for which recovery is authorized; or

c.                                            Except as allowed under Section 366.95, F.S., reduce, alter, or impair nuclear asset-recovery charges that are to be imposed, collected, and remitted for the benefit of the Bondholders and other financing parties until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the related nuclear asset-recovery bonds have been paid and performed in full. This Commission finds that this State Pledge will constitute a contract with the Bondholders, the owners of nuclear asset-recovery property, and other financing parties.

27.                                    Nothing in the State Pledge described in the preceding paragraph precludes limitation or alterations if full compensation is made by law for the full protection of the nuclear asset-recovery charges collected pursuant to this Financing Order and of the holders of nuclear asset-recovery bonds and any assignee or financing party entering into a contract with DEF. Section 366.95(11), F.S.

28.                                    The broad nature of the State pledge under Section 366.95(11), F.S., constitutes a contract with the Bondholders, the owners of nuclear asset-recovery property, and other financing parties that the State will not: (1) alter the provisions of this Section 366.95 which make the nuclear asset-recovery charges imposed by this Financing Order irrevocable, binding, and nonbypassable charges; (2) take or permit any action that impairs or would impair the value of nuclear asset-recovery property or revises the nuclear asset-recovery costs for which recovery is authorized; or (3) except as authorized under Section 366.95, reduce, alter, or impair nuclear asset-recovery charges that are to be imposed, collected, and remitted for the benefit of the owners of DEF’s nuclear asset-recovery bonds and other financing parties until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the related nuclear asset-recovery bonds have been paid and performed in full.

VI.                               EFFECT OF THIS ORDER

29.                                    Having issued this Financing Order, this Commission does not, in exercising its powers and carrying out its duties, consider the nuclear asset-recovery bonds to be the debt of DEF other than for federal income tax purposes, consider the nuclear asset-recovery charges paid under this Financing Order to be the revenue of DEF for any purpose, or consider the nuclear asset-recovery costs or financing costs specified in this Financing Order to be the costs of DEF, nor may this Commission determine any action taken by DEF which is consistent with this Financing Order to be unjust or unreasonable.

30.                                    Upon the issuance of nuclear asset-recovery bonds authorized hereby, this Commission’s obligations under this Financing Order relating to the nuclear asset-recovery bonds, including the specific actions this Commission guarantees to take, are direct, explicit, irrevocable, and unconditional, and are legally enforceable against this Commission, a United States public sector entity.

31.                                    Pursuant to Section 366.95(2)(c)6., subsequent to the earlier of the transfer of nuclear asset-recovery property to SPE or the issuance of nuclear asset-recovery bonds authorized hereby, this Financing Order is irrevocable and, except as provided in Section 366.95(2)(c)4. and (2)(d), F.S., this Commission may not amend, modify, or terminate this Financing Order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust nuclear asset-recovery charges approved herein.

32.                                    As provided in Section 366.95(2)(c)6., F.S., DEF retains sole discretion regarding whether to assign, sell, or otherwise transfer nuclear asset-recovery property or to cause the nuclear asset-recovery bonds to be issued, including the right to defer or postpone such assignment, sale, transfer or issuance.

33.                                    After the issuance of a Financing Order, if DEF decides not to cause nuclear asset-recovery bonds to be issued, then as provided in Section 366.95(2)(c)6., F.S., DEF may not recover financing costs, as defined in Section 366.95(1)(e), F.S., from customers.

34.                                    The electric bills of DEF must explicitly reflect that a portion of the charges on such bill represents nuclear asset-recovery charges approved in this Financing Order and must include a statement to the effect that the SPE is the owner of the rights to nuclear asset-recovery charges and that DEF is acting as a servicer for the SPE. The tariff applicable to customers must indicate the nuclear asset-recovery charge and the ownership of that charge. Any failure of DEF to comply with this paragraph shall not invalidate, impair, or affect this Financing Order, or any nuclear asset-recovery property, nuclear asset-recovery charge, or nuclear asset-recovery bonds, but shall subject DEF to penalties under Section 366.095, F.S.

35.                                    This Financing Order and the nuclear asset-recovery charges authorized hereby shall remain in effect until the nuclear asset-recovery bonds have been paid in full and this Commission-approved financing costs have been recovered in full, provided that the charges may not be imposed after a date the close of the last billing cycle for the 276th month from the inception of the nuclear asset-recovery charge. This Financing Order shall remain in effect and unabated notwithstanding the reorganization, bankruptcy, or other insolvency proceedings of DEF or its successors or assignees. Any successor to DEF, whether pursuant to any reorganization, bankruptcy, or other insolvency proceeding or whether pursuant to any merger or acquisition, sale, or other business combination, or transfer by operation of law, as a result of electric utility restructuring or otherwise, shall perform and satisfy all obligations of, and have the same rights under this Financing Order as, DEF in the same manner and to the same extent as DEF, including collecting and paying to the person entitled to receive the revenues, collections, payments, or proceeds of the nuclear asset-recovery property.

36.                                    All tasks performed by any consultant or counsel at the request of this Commission or Commission staff pursuant to this Financing Order shall be treated as performed for the purpose of assisting or enabling this Commission to perform the responsibilities of

Sections 366.95(2)(c)2. and 366.95(2)(c)5., F.S., and any expenses incurred in connection with those services, to the extent such expenses are eligible for compensation and approved for payment under the terms of such party’s contractual arrangements with this Commission (which may be modified by any amendment entered into at this Commission’s sole discretion), shall be treated as “financing costs” for purposes of determining nuclear asset-recovery charges.

37.                                    This Commission, acting on its own behalf, has authority to enforce all provisions of this Financing Order and all provisions of the nuclear asset-recovery bond transaction documents for the benefit of customers, including without limitation the enforcement of any customer indemnification provisions in connection with specified items in the Servicing Agreement, the Indenture, and the Nuclear Asset-Recovery Property Purchase and Sale Agreement.

38.                                    The authority granted by this Financing Order to issue nuclear asset-recovery bonds is severable from, and not impacted by, the actions or inactions of this Commission or other bodies with respect to this Commission’s determination of the extent to which the nuclear asset-recovery charges shall be recoverable from any person or entity or from any particular group, class, or type of customer.

ORDERING PARAGRAPHS

Based on the foregoing, it is

1.                                           ORDERED by the Florida Public Service Commission that the proposed process for structuring, marketing, and pricing of the nuclear asset-recovery bonds has a significant likelihood of resulting in lower overall costs or would avoid or significantly mitigate rate impacts to customers as compared with the traditional method of financing and recovering nuclear asset-recovery costs and is approved. It is further

2.                                           ORDERED that DEF’s Petition for a Financing Order authorizing the issuance of nuclear asset-recovery bonds in one or more series is granted, subject to the terms set forth in the body of this Financing Order. DEF is hereby authorized to issue nuclear asset-recovery bonds secured by the pledge of nuclear asset-recovery property, in one or more series in an aggregate principal amount not to exceed the Securitizable Balance (as of the date the nuclear asset-recovery bonds are issued). The proceeds are to be used to finance the equivalent of (i) recovery of nuclear asset-recovery costs, in the form of the CR3 Regulatory Asset as determined pursuant to Docket No. 150148-EI plus (ii) recovery of the estimated upfront bond issuance costs associated with the issuance of the nuclear asset-recovery bonds plus (iii) carrying charges accruing at 6.0% per annum on the CR3 Regulatory Asset balance from December 31, 2015 through the date of issuance of the nuclear asset-recovery bonds. Upfront bond issuance costs are subject to update, adjustment and approval pursuant to the terms of this Financing Order and the Issuance Advice Letter procedures as provided by this Financing Order. It is further

3.                                           ORDERED that DEF is authorized to impose, bill, collect, and adjust from time to time (as described in this Financing Order) a nuclear asset-recovery charge, to be collected on a per kWh basis from all applicable customer rate classes until the nuclear asset-recovery bonds are paid in full and all financing costs and other costs of the bonds have been recovered in full, provided that the charges shall not be imposed following a date which is the close of the last billing cycle for the 276th month from the inception of the nuclear asset-recovery charge. Such nuclear asset-recovery charges shall be in amounts sufficient to ensure the timely recovery of DEF’s nuclear asset-recovery costs and financing costs (upfront and ongoing) detailed in this Financing Order (including payment of principal of and interest on the nuclear asset-recovery bonds). Although DEF might incur liability if there is a failure of its representations, warranties, or covenants in the Sale Agreement, the Servicing Agreement, or the Administration Agreement, or if DEF negligently, willfully, or in bad faith fails to perform its duties under any of those agreements, this provision is not intended to establish DEF as a guarantor of payments on the nuclear asset-recovery bonds. It is further

4.                                           ORDERED that the creation of nuclear asset-recovery property as described in this Financing Order is approved and, upon transfer of the nuclear asset-recovery property to an SPE, shall be created, and shall consist of: (1) all rights and interests of DEF or successor or assignee of DEF under this Financing Order, including the right to impose, bill, collect, and receive nuclear asset-recovery charges authorized in this Financing Order and to obtain periodic adjustments to such charges as provided in this Financing Order, and (2) all revenues, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests specified in clause (1), regardless of whether such revenues, collections, claims, rights to payment, payments, money, or proceeds are imposed, billed, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money, or proceeds. The creation of nuclear asset-recovery property is conditioned upon, and shall be simultaneous with, the sale or other transfer of the nuclear asset-recovery property to an SPE and the pledge of the nuclear asset-recovery property to secure nuclear asset-recovery bonds. The nuclear asset-recovery property shall continue to exist until the nuclear asset-recovery bonds are paid in full and all financing costs and other costs of the nuclear asset-recovery bonds have been recovered in full. For the period specified in the preceding sentence, the imposition and collection of nuclear asset-recovery charges authorized in this Financing Order shall be paid by all existing and future customers receiving transmission or distribution service from DEF or its successors or assignees under Commission-approved rate schedules or under special contracts, even if the customer elects to purchase electricity from an alternative electric supplier following a fundamental change in regulation of public utilities in Florida. In the event that there is a fundamental change in the regulation of public utilities, the nuclear asset-recovery charge shall be collected in a manner that will not cause any of the then current credit ratings of the nuclear asset-recovery bonds to be suspended, withdrawn or downgraded. It is further

5.                                           ORDERED that prior to implementing the initial nuclear asset-recovery charges, DEF shall file tariff sheets for administrative approval, which tariff sheets will be administratively approved by Commission staff within three (3) business days, subject to correction for any mathematical error. At staff’s request, DEF shall furnish draft tariff sheets at least five (5) business days in advance of the public offering of nuclear asset-recovery bonds. It is further

6.                                           ORDERED that the nuclear asset-recovery charge shall be allocated to the customer rate classes in accordance with the allocation methodology adopted in the RRSSA approved on November 12, 2013 in Order No. PSC-13-0598-FOF-EI. It is further

7.                                           ORDERED that the approved allocation methodology for DEF is the 12CP and 1/13 AD. Spelled out, that means twelve-thirteenths of the revenue requirement is allocated based on 12 monthly coincident peaks (or demand) and one-thirteenth is allocated based on average demand (or energy). It is further

8.                                           ORDERED that the electric bills of DEF must explicitly reflect that a portion of the charges on such bill represents nuclear asset-recovery charges approved in this Financing Order and must include a statement to the effect that the SPE is the owner of the rights to nuclear asset-recovery charges and that DEF is acting as a servicer for that SPE. The tariff applicable to customers must indicate the nuclear asset-recovery charge and the ownership of that charge. DEF shall identify amounts owed with respect to the nuclear asset-recovery property as a separate line item on individual electric bills. The failure of DEF to comply with this paragraph shall not invalidate, impair, or affect any financing order, nuclear asset-recovery property, nuclear asset-recovery charge, or nuclear asset-recovery bonds but shall subject DEF to penalties under Section 366.095, F.S. It is further

9.                                           ORDERED that this Financing Order and the charges authorized hereby shall remain in effect until the nuclear asset-recovery bonds and all financing costs (including tax liabilities) related thereto have been paid or recovered in full. This Financing Order shall remain in effect and unabated notwithstanding the reorganization, bankruptcy, or other insolvency proceedings of DEF or its successors or assignees. Any successor to DEF, whether pursuant to any reorganization, bankruptcy, or other insolvency proceeding or whether pursuant to any merger or acquisition, sale, or other business combination, or transfer by operation of law, as a result of electric utility restructuring or otherwise, shall perform and satisfy all obligations of, and have the same rights under this Financing Order as, DEF in the same manner and to the same extent as DEF, including collecting and paying to the person entitled to receive the revenues, collections, payments, or proceeds of the nuclear asset-recovery property. It is further

10.                                    ORDERED that the SPE issuing nuclear asset-recovery bonds is authorized, pursuant to Section 366.95(11)(c), F.S., and this Financing Order, to include the State of Florida pledge with respect to nuclear asset-recovery property and nuclear asset-recovery charges in the bonds and related documentation as provided for in Section 366.95(11)(b), F.S. It is further

11.                                    ORDERED that the proposed Transaction Structure for the nuclear asset-recovery bonds is approved as set forth in the body of this Financing Order. It is further

12.                                    ORDERED that DEF is authorized to sell the nuclear asset-recovery property to an SPE,, or to more than one SPE if separate SPEs are required by the rating agencies to achieve the highest possible credit ratings. It is further

13.                                    ORDERED that, in accordance with the terms of this Financing Order and subject to the criteria and procedures described herein, the SPE(s) are authorized to issue nuclear asset-recovery bonds in an aggregate principal amount not to exceed the Securitizable Balance (as of the date the nuclear asset-recovery bonds are issued) and may pledge to an indenture trustee, as collateral for payment of the nuclear asset-recovery bonds, the nuclear asset-recovery property, including the SPE’s right to receive the related nuclear asset-recovery charges as and when collected, the SPE’s rights under the Servicing Agreement and other collateral described in the Indenture. As provided in Section 366.95(2)(c)6., F.S., DEF retains sole discretion regarding whether to assign, sell, or otherwise transfer nuclear asset-recovery property or to cause the nuclear asset-recovery bonds to be issued, including the right to defer or postpone such assignment, sale, transfer or issuance. It is further

14.                                    ORDERED that after the issuance of a Financing Order, if DEF decides not to cause nuclear asset-recovery bonds to be issued, then as provided in Section 366.95(2)(c)6., F.S., DEF may not recover financing costs, as defined in Section 366.95(1)(e), F.S., from customers. It is further

15.                                    ORDERED that, pursuant to Section 366.95(3)(b), F.S., if DEF elects not to use nuclear asset-recovery bonds to finance its nuclear asset-recovery costs after the issuance of this Financing Order, DEF may seek to recover such nuclear asset-recovery costs in an otherwise permissible fashion. It is further

16.                                    ORDERED that DEF shall be responsible to structure the nuclear asset-recovery bond transaction in a way that complies with the “safe harbor” provisions of IRS Revenue Procedure 2005-62. It is further

17.                                    ORDERED that DEF is authorized to form an SPE to be structured as discussed in this Financing Order, or more than one SPE if separate SPEs are required by the rating agencies to achieve the highest possible credit ratings. DEF is authorized to execute one or more LLC Agreements, consistent with the terms and conditions of this Financing Order. Each SPE shall be funded with an amount of capital that is sufficient for the SPE to carry out its intended functions as contemplated in the Petition and this Financing Order. The capital contribution by DEF to the SPE shall be funded by DEF and not from the proceeds of the sale of nuclear asset-recovery bonds. DEF shall be permitted to earn a rate of return on its invested capital in the SPE equal to the rate of interest payable on the longest maturing tranche of nuclear asset-recovery bonds, and this return on invested capital shall be a component of the Periodic Payment Requirement. It is further

18.                                    ORDERED that DEF is authorized to enter into one or more Nuclear Asset-Recovery Property Purchase and Sale Agreements, Administration Agreements, and Nuclear Asset-Recovery Property Servicing Agreements and other transaction documents contemplated by such agreements. It is further

19.                                    ORDERED that nuclear asset-recovery bonds may be issued in one or more series, each series with one or more tranches. Each SPE is authorized to enter into one or more Indentures, consistent with the terms and conditions of this Financing Order, provided that DEF shall not create more than one SPE unless separate SPEs are required by the rating agencies to achieve the highest possible credit ratings. Subject to compliance with the requirements of this Financing Order, DEF and each SPE shall be afforded flexibility in establishing the terms and conditions of the nuclear asset-recovery bonds, repayment schedules, term, debt service payment dates, collateral, redemption provisions, credit enhancement, required debt service, reserves, interest rates, indices and other financing costs. DEF may utilize floating rate securities and interest rate swaps if, pursuant to the process set forth in Finding of Fact paragraphs 42 through 50 it is determined that their use will achieve the lowest overall cost standard. It is further

20.                                    ORDERED that we approve the true-up adjustment process described in the body of this Financing Order and in the testimony of DEF’s witnesses. It is further

21.                                    ORDERED that DEF or its assignee is authorized to recover the Periodic Payment Requirement and shall file with this Commission at least every six months (and at least every three months after the last scheduled debt service payment date of the nuclear asset-recovery bonds) a True-Up Adjustment Letter as described in this Financing Order. It is further

22.                                    ORDERED that we hereby authorize the use of the formula-based True-Up Mechanism approved in the body of this Financing Order to compute and adjust from time to time the nuclear asset-recovery charge. It is further

23.                                    ORDERED that the True-Up Mechanism identified in Appendix B to this Financing Order is reasonable and shall be applied at least every six months (and at least quarterly after the last scheduled debt service payment date of the nuclear asset-recovery bonds). It is further

24.                                    ORDERED that DEF as servicer, and any successor servicer, shall file True-Up Adjustment Letters (as described in the body of this Financing Order) at least every six months (and at least quarterly after the last scheduled debt service payment date of the nuclear asset-recovery bonds) consistent with Section 366.95(2)(c)4., F.S., and as frequently as necessary as required in the Servicing Agreement. It is further

25.                                    ORDERED that any True-Up Adjustment Letter shall be based upon the cumulative differences, regardless of the reason, between the Periodic Payment Requirement and the actual and expected amount of nuclear asset-recovery charge remittances to the indenture trustee for the series of nuclear asset-recovery bonds during the Remittance Period. It is further

26.                                    ORDERED upon the filing of a True-Up Adjustment Letter made pursuant to this Financing Order, Commission staff shall either administratively approve the requested true-up calculation in writing or inform the servicer of any mathematical errors in its calculation as expeditiously as possible but no later than 60 days following the servicer’s true-up filing. Notification and correction of any mathematical errors shall be made so that the true-up is implemented within 60 days of the servicer’s true-up filing. If no action is taken within 60 days of the true-up filing, the true-up calculation shall be deemed approved. Upon administrative approval or the passage of 60 days without notification of a mathematical error, no further action of this Commission will be required prior to implementation of the true-up. It is further

27.                                    ORDERED that in addition to the semi-annual true-up adjustment, DEF, as servicer (or a successor servicer) is hereby authorized to make optional interim true-up adjustments at any time for any reason to ensure timely payment of the Periodic Payment Requirement, which adjustment shall be implemented based upon the same time frames as the semi-annual true-ups. It is further

28.                                    ORDERED that upon any change to customer rates and charges stemming from these procedures, DEF shall file appropriately-revised tariff sheets with this Commission, provided, however, that approval of the nuclear asset-recovery charges shall not be delayed or otherwise adversely impacted by this Commission’s decision with respect to the tariff. It is further

29.                                    ORDERED that the method of assignment and allocation of nuclear asset-recovery charge collections set forth in the body of this Financing Order is approved. It is further

30.                                    ORDERED that the form of the tariff schedule as shown in Exhibit 32 is approved. It is further

31.                                    ORDERED that, in accordance with Section 366.95(2)(c)5., F.S., within 120 days after the issuance of nuclear asset-recovery bonds, DEF shall file with this Commission supporting information on the actual upfront bond issuance costs, for the categories of costs as reflected in Exhibit 79. This Commission shall review such costs to determine compliance with Section 366.95(2)(c)5., F.S. As part of this review, this Commission shall only consider actual upfront bond issuance costs, but not ongoing financing costs, interest rate, or pricing of the bonds. This Commission may not make adjustments to the nuclear asset-recovery charges as a result of this review. DEF shall pay the fee of any Commission financial advisor (and any consultants and legal counsel) who assist this Commission in performing its responsibilities under Section 366.95(2)(c)2. and 5., F.S., as upfront bond issuance costs, and such costs are deemed consistent with the statutory cost objectives and the lowest overall cost standard. It is further

32.                                    ORDERED that if the actual upfront bond issuance costs are in excess of the amount appearing in the final Issuance Advice Letter filed within one business day after actual pricing of the nuclear asset-recovery bonds, this Commission authorizes DEF to collect such excess amounts through the capacity cost recovery clause, if prudently incurred. It is further

33.                                    ORDERED that if the actual upfront bond issuance costs are less than the amount appearing in the final Issuance Advice Letter filed within one business day after actual pricing of the nuclear asset-recovery bonds, the difference shall be deposited to the Collection Account and used to reduce the next Periodic Payment Requirement. It is further

34.                                    ORDERED that this Commission authorizes DEF to enter into a Servicing Agreement with each SPE and to perform the servicing duties approved in this Financing Order. Without limiting the foregoing, in its capacity as initial servicer of the nuclear asset-recovery property, DEF is authorized to calculate, bill, collect and receive for the account of each SPE, the nuclear asset-recovery charges initially authorized in this Financing Order, as adjusted from time to time to meet the Periodic Payment Requirement as provided in this Financing Order; and to make such filings and take such other actions as are required or permitted by this Financing Order in connection with the true-ups described in this Financing Order. The servicer shall be entitled to collect servicing fees in accordance with the provisions of the Servicing Agreement, provided that (i) the annual servicing fee payable to DEF while it is serving as servicer (or to any other servicer affiliated with DEF) shall be 0.05 percent of the original principal amount of the series of nuclear asset-recovery bonds. The annual servicing fee payable to any other servicer not affiliated with DEF shall not at any time exceed 0.60 percent of the original principal amount of the series of nuclear asset-recovery bonds, unless such higher rate is approved by this Commission pursuant to the following Ordering Paragraph. It is further

35.                                    ORDERED that upon the occurrence of an event of default under the Servicing Agreement relating to the servicer’s performance of its servicing functions with respect to the nuclear asset-recovery charges, the indenture trustee may, and upon the instruction of the requisite holders of the outstanding nuclear asset-recovery bonds shall, replace DEF as the servicer in accordance with the terms of the Servicing Agreement. If the servicing fee of the replacement servicer will exceed the applicable maximum servicing fee specified in the preceding Ordering Paragraphs, the replacement servicer shall not begin providing service until (i) the date this Commission approves the appointment of such replacement servicer or (ii) if this Commission does not act to either approve or disapprove the appointment, the date which is 45 days after notice of appointment of the replacement servicer is provided to this Commission. It is further

36.                                    ORDERED that no entity shall replace DEF as the servicer in any of its servicing functions with respect to the nuclear asset-recovery charges and the nuclear asset-recovery property authorized by this Financing Order, if the replacement would cause any of the then current credit ratings of the nuclear asset-recovery bonds to be suspended, withdrawn, or downgraded. It is further

37.                                   ORDERED that the parties to the Nuclear Asset-Recovery Property Servicing Agreement, Administration Agreement, Indenture, and Nuclear Asset-Recovery Property Purchase and Sale Agreement may amend the terms of such agreements solely in accordance with the terms of such agreements. It is further

38.                                    ORDERED that DEF, its structuring advisor, and designated Commission staff and its financial advisor shall serve on the Bond Team. It is further

39.                                    ORDERED that one designated representative of DEF and one designated representative of this Commission shall be joint decision makers in all aspects of the structuring, marketing and pricing of the nuclear asset-recovery bonds except for those recommendations that in the sole view of DEF would expose DEF or the SPE to securities law and other potential liability (i.e., such as, but not limited to, the making of any untrue statement of a material fact or omissions to state a material fact required to be stated therein or necessary in order to make the statements made not misleading) or contractual law liability (e.g., including but not limited to terms and conditions of the underwriter agreement(s)). It is further

40.                                    ORDERED that this Commission’s designated staff and financial advisor shall be visibly involved, in advance, in all aspects of the structuring, marketing, and pricing of the nuclear asset-recovery bonds. It is further

41.                                    ORDERED that all Bond Team members shall actively participate in the design of the marketing materials for the transactions as well as in the development and implementation of the marketing and sales plan for the bonds. It is further

42.                                    ORDERED that DEF and this Commission’s staff and its financial advisor as Bond Team members, excluding DEF’s structuring advisor, shall have equal rights on the hiring decisions for the underwriters and counsel to the underwriters. However, DEF shall have sole right to select and engage all counsel for DEF and the SPE. It is further

43.                                    ORDERED that the final structure of the transaction, including pricing, shall be subject to review by this Commission for the limited purpose of ensuring that all requirements of law and this Financing Order have been met. It is further

44.                                    ORDERED that together with the Bond Team’s involvement in the structuring, marketing and pricing of the nuclear asset-recovery bonds, and the Issuance Advice Letter process, this Commission shall be able to fully review the pricing of the bonds as this Commission determines whether to issue a stop order no later than 5:00 pm Eastern time on the third business day following pricing. It is further

45.                                    ORDERED that the servicer shall remit collections of the nuclear asset-recovery charges to the SPE or the indenture trustee for SPE’s account either on a daily basis based on estimated daily collections or on a monthly basis if conditions to be determined by the Bond Team can be satisfied. This Commission expects the Bond Team to determine these conditions after consultation with the rating agencies to achieve and maintain the targeted “AAA/Aaa” rating on the bonds and to address investor concerns in the marketing and pricing of the bonds. If remittances are not daily, each month the servicer shall remit estimated earnings on collections pending remittance. The calculation of earnings shall be consistent with the methodology for calculating interest on over- and under-collections associated with DEF’s cost recovery clauses. It is further

46.                                    ORDERED that this Commission authorizes DEF to enter into an Administration Agreement with each SPE and to perform the administration duties approved in this Financing Order. DEF shall be entitled to collect administration fees and expenses in accordance with the provisions of the Administration Agreement, provided that (i) the aggregate annual administration fee payable to DEF while it is serving as administrator (or to any other administrator affiliated with DEF) for SPEs shall be $50,000 per year, payable annually in arrears. It is further

47.                                    ORDERED that partial payments shall be allocated to the nuclear asset-recovery charge in the same proportion that such charge bears to the total bill. It is further

48.                                    ORDERED that to the extent that any interest in the nuclear asset-recovery property created by this Financing Order is assigned, sold, or transferred to an assignee, DEF shall enter into a contract with that assignee that requires DEF to continue to operate its transmission and distribution system in order to provide electric services to DEF’s customers; but this provision shall not prohibit DEF from selling, assigning, or otherwise divesting its transmission and distribution systems or any part thereof so long as the entities acquiring such system agree to continue operating the facilities to provide electric service to DEF’s customers. It is further

49.                                    ORDERED that following repayment of the nuclear asset-recovery bonds and financing costs authorized in this Financing Order and release of the funds by the indenture trustee, the SPE shall distribute the final balance of the Collection Account and DEF shall credit other electric rates and charges by a like amount, less the amount of the Capital Subaccount and any unpaid return on invested capital due to DEF as set forth in the body of this Financing Order. DEF shall similarly credit customers an aggregate amount equal to any nuclear asset-recovery charges subsequently received by the SPE or its successor in interest to the nuclear asset-recovery property. It is further

50.                                    ORDERED that DEF or any assignee may apply for one or more new financing orders pursuant to Section 366.95, F.S. Each SPE may issue nuclear asset-recovery bonds approved in this Financing Order, or in future financing orders, so long as such future issuance does not cause any of the then current credit ratings of any outstanding nuclear asset-recovery bonds of the SPE to be suspended, withdrawn, or downgraded; provided, however, that DEF shall only create separate SPEs if they are required by the rating agencies to achieve the highest possible credit ratings. It is further

51.                                    ORDERED that this Commission, as represented by designated Commission staff, this Commission’s financial advisor, and this Commission’s outside legal counsel, shall be actively involved in the bond issuance, subject to Ordering Paragraphs 66 and 67, as part of a Bond Team that also includes DEF, its structuring advisor or underwriter(s), and its outside counsel(s), in all aspects of the structuring, marketing, and pricing of each series of nuclear asset-recovery bonds to ensure that customers are represented in the transaction process and that the lowest overall cost standard is achieved. As a member of the Bond Team, this Commission’s financial advisor will advise and represent this Commission on all matters relating to the structuring, marketing, and pricing of the nuclear asset-recovery bonds. Through its participation on the Bond Team, this Commission and its representatives will have an active and integral role in, and will participate fully and in advance in all plans and decisions relating to, the structuring, marketing, and pricing of the nuclear asset-recovery bonds as discussed in the body of this Order. Cooperation among DEF and this Commission will promote transparency in the nuclear asset-recovery bond pricing process, thereby promoting the integrity of the issuance process. It is further

52.                                    ORDERED that this Commission will have the sole authority to select and retain its financial advisor and its outside legal counsel and, if needed, terminate and replace the financial advisor or outside legal counsel. It is further

53.                                    ORDERED that costs associated with this Commission’s financial advisor and outside legal counsel, to the extent such costs are eligible for compensation and approved for payment under the terms of such party’s contractual arrangements with this Commission, as such arrangements may be modified by any amendment entered into at this Commission’s sole discretion, shall qualify as financing costs and be paid from proceeds of nuclear asset-recovery bonds. Such costs shall be payable upon closing in immediately available funds. It is further

54.                                    ORDERED that this Commission’s financial advisor and its outside legal counsel will assist this Commission at this Commission’s sole discretion. It is further

55.                                    ORDERED that the members of the Bond Team shall work cooperatively to achieve the statutory cost objectives and the lowest overall cost standard. It is further

56.                                    ORDERED that DEF and the underwriters shall cooperate with all members of the Bond Team and shall do all things reasonably necessary to enable all members of the Bond Team to meet the obligations stated in this Financing Order, including without limitation providing timely information to this Commission’s financial advisor as needed to enable this Commission’s financial advisor to fulfill its obligation to advise this Commission and to deliver its opinion letter as set forth in Ordering Paragraphs 74 and 75. It is further

57.                                    ORDERED that DEF on a timely basis shall provide to each member of the Bond Team all information such member reasonably needs to fulfill its obligations under the Financing Order. It is further

58.                                    ORDERED that the role of this Commission’s financial advisor will include, among other things, advising this Commission and its staff whether or not DEF’s proposed structuring, marketing, pricing and financing costs of nuclear asset-recovery bonds meet all statutory requirements, including the statutory cost objectives, as well as the lowest overall cost standard. At the direction of this Commission staff, such financial advisor may represent this Commission as an active participant in the actual pricing process in real time. The financial advisor shall promptly inform this Commission’s staff of any items that, in the financial advisor’s opinion, are not reasonable or are not consistent with applicable statutory requirements, the statutory cost objectives, or the lowest overall cost standard so that such concerns can be brought to the attention of DEF in real time. It is further

59.                                    ORDERED that this Commission’s financial advisor shall not have any financial interest in the nuclear asset-recovery bonds nor participate in the underwriting or secondary market trading of the nuclear asset-recovery bonds. Any ongoing financing costs (i.e., costs associated with this Commission’s review of the actual costs of the nuclear asset-recovery bond issuance under Section 366.95(2)(c)5., F.S.) associated with this Commission’s financial advisor and with this Commission’s consultants and any legal counsel that are eligible for compensation and approved for payment under the terms of such party’s contract with this Commission, as such contract may be modified by any amendment entered into at this Commission’s sole discretion, are deemed reasonable for purposes of recovery through the proceeds of nuclear asset-recovery bonds issued pursuant to this Financing Order. It is further

60.                                    ORDERED that DEF, in consultation with the other members of the Bond Team, subject to Ordering Paragraph 67, shall determine whether issuing a series of nuclear asset-recovery bonds through a negotiated sale or a competitive sale or combination thereof will achieve the statutory cost objectives and the lowest overall cost standard. It is further

61.                                    ORDERED that subject to the process set forth in Ordering Paragraph 67, the Bond Team shall oversee the development of the competitive solicitation and selection of some or all underwriters, underwriters’ counsel, trustee services and other transaction arrangements as deemed appropriate by the Bond Team, other than DEF’s counsel and issuer’s counsel to ensure that the processes are competitive, will provide the greatest value for customers, and will result in the selection of transaction participants that have experience and the ability to achieve the lowest overall cost standard. It is further

62.                                    ORDERED that subject to Ordering Paragraph 67, the Bond Team shall review the nuclear asset-recovery bond transaction documents to ensure that the transaction documents reflect the terms of this Financing Order and otherwise to ensure that the greatest possible customer protections are included. It is further

63.                                    ORDERED that all transaction documents and subsequent amendments associated with the nuclear asset-recovery bonds shall be reviewed by the Bond Team before becoming operative to ensure that the lowest overall cost standard is achieved, to ensure that the transaction documents reflect the terms of this Financing Order, and to ensure that the greatest possible customer protections are included. It is further

64.                                   ORDERED that all legal opinions associated with the nuclear asset-recovery bonds shall be submitted to this Commission automatically without requiring this Commission to specifically request the documents. It is further

65.                                    ORDERED that all legal opinions related to the nuclear asset-recovery bond transaction shall be provided to the Bond Team for review. It is further

66.                                    ORDERED that DEF shall be the sole decision maker in all aspects of the structuring, marketing and pricing of the nuclear asset-recovery bonds that, in the sole view of DEF would expose DEF or the SPE to securities law or other potential liability (i.e., such as, but not limited to, the making of any untrue statement of a material fact or omissions to state a material fact required to be stated therein or necessary in order to make the statements made not misleading) or contractual law liability (e.g., including but not limited to terms and conditions of the underwriting agreement(s). It is further

67.                                    ORDERED that a Commissioner will be designated to resolve any issue as to which the DEF and Commission staff joint decision makers are unable to reach agreement. Any such matter shall be presented by the DEF and Commission staff joint decision makers to the Commissioner by email or in other writing. The Commissioner shall announce his or her decision on each matter presented by email or other writing to the DEF and Commission staff joint decision makers as soon as reasonably possible. As agreed upon by the parties to this proceeding, the decision of the Commissioner on all such matters shall be final and not subject to review by this Commission. It is further

68.                                    ORDERED that, subject to Ordering Paragraph 67 the Bond Team shall have the opportunity to review the presentations to the rating agencies and to make recommendations in furtherance of achieving the lowest overall cost standard; provided, however, that DEF shall be the sole decision maker in all aspects of the structuring, marketing and pricing of the nuclear asset-recovery bonds that, in the sole view of DEF would expose DEF or the SPE to securities law or other potential liability (i.e., such as, but not limited to, the making of any untrue statement of a material fact or omissions to state a material fact required to be stated therein or necessary in order to make the statements made not misleading) or contractual law liability (e.g., including but not limited to terms and conditions of the underwriting agreement(s). It is further

69.                                    ORDERED that, subject to Ordering Paragraphs 66 and 67, the Bond Team shall work on a cooperative basis (a) to educate and expand the market among underwriters and investors for nuclear asset-recovery bonds and (b) to create the greatest possible participation and competition among underwriters and investors in order to ensure that the statutory cost objectives and the lowest overall cost standard are achieved. It is further

70.                                    ORDERED that, subject to Ordering Paragraph 67 and subject to a possible stop order of this Commission issued no later than 5:00 p.m. Eastern time on the third business day following pricing, DEF and the Bond Team shall be afforded flexibility in determining the final terms of each series of the nuclear asset-recovery bonds, including payment and maturity dates, interest rates (or the method of determining interest rates), the terms of any interest rate swap agreement or similar agreement, the creation and funding of any supplemental capital, reserve or other subaccount, and the issuance of nuclear asset-recovery bonds through either one SPE or multiple SPEs, except as otherwise provided in this Financing Order. It is further

71.                                    ORDERED that the combined IAL/TUAL in substantially the form of Appendix C hereto is approved. It is further

72.                                    ORDERED that DEF shall file for review and comment by the Bond Team a draft combined IAL/TUAL substantially in the form of Appendix C hereto at least two weeks prior to the expected pricing of the nuclear asset-recovery based upon the best information available at that time. Other aspects of the certifications may be modified to describe the particulars of the nuclear asset-recovery bonds and the actions that were taken during the transaction. Such draft shall include drafts of any certifications of DEF to be provided in connection with the filing of the final IAL/TUAL. Such certifications may be provided to this Commission on a confidential basis. Within one week of receiving the proposed form of combined IAL/TUAL, the members of the Bond Team representing this Commission shall provide comments and recommendations to DEF regarding the adequacy of information proposed to be provided. This Commission, acting directly, or though this Commission’s staff designee, may agree to waive the prescribed time period for submission and review of the draft IAL/TUAL and any failure to provide written comments to the draft IAL/TUAL within the prescribed time period shall conclusively evidence a waiver of any objections. Prior to the submission of the first draft of the IAL/TUAL and through the period ending with the issuance of the nuclear asset-recovery bonds, DEF shall provide the Bond Team with timely information so that this Commission can participate fully and in advance regarding all aspects relating to the structuring, pricing and financing costs of the nuclear asset-recovery bonds. It is further

73.                                    ORDERED that DEF shall file a combined IAL/TUAL in final form with this Commission no later than 5:00 pm Eastern time one business day after actual pricing at which time a meeting will be noticed for three business days after pricing to afford this Commission an opportunity to review the proposed transaction. As shown in the form of IAL/TUAL in

Appendix C, the combined IAL/TUAL shall include the following information: the actual structure of the nuclear asset-recovery bond issuance; the expected and final maturities of the nuclear asset-recovery bonds; over-collateralization levels (if any); any other credit enhancements; revised estimates of the upfront bond issuance costs proposed to be financed from proceeds of the nuclear asset-recovery bonds and estimates of debt service and other ongoing financing costs for the first Remittance Period; a statement of the actions taken by the Bond Team and/or DEF in the marketing of the bonds; a comparison of the pricing relative to an independent benchmark versus other similar securities historically and at the time of pricing; the amount of orders received and investors that placed the orders (on a confidential basis); and other information deemed necessary by the members of the Bond Team representing this Commission after review of the draft combined IAL/ITUAL, provided that such other information is consistent with the terms of this Financing Order; and a statement setting forth DEF’s observations as to efforts made to assist the Bond Team in achieving the lowest overall cost standard. Finally, the combined IAL/TUAL shall include certifications from DEF if required, that the structuring, pricing and financing costs of the nuclear asset-recovery bonds achieved the statutory cost objectives. It is further

74.            ORDERED that no later than 5:00 p.m. Eastern time on the second business day following pricing, this Commission’s financial advisor shall deliver to this Commission an opinion letter consistent with the terms of its contract as to whether the structuring, marketing and pricing of the nuclear asset-recovery bonds achieved: (1) the statutory cost objectives; (2) the lowest nuclear asset-recovery charges consistent with prevailing market at the time of pricing, terms and conditions and terms of this Financing Order, and other applicable law; and (3) the greatest possible customer protections. That opinion letter shall include a report of any action or inaction which this Commission’s financial advisor believes might have caused the transaction not to achieve the statutory cost objectives, the lowest nuclear asset-recovery charges, and/or the greatest possible customer protections, regardless of whether the reason for action or inaction by DEF was the result of DEF’s sole view that the action or inaction would expose DEF or the SPE to securities law or other potential liability. The report of any such action or inaction which this Commission’s financial advisor believes might have caused the transaction not to achieve the statutory cost objectives, the lowest nuclear asset-recovery charges, and/or the greatest possible customer protections, regardless of whether the reason for action or inaction by DEF was the result of DEF’s sole view that the action or inaction would expose DEF or the SPE to securities law or other potential liability shall be treated as a material qualification to the opinion letter of this Commission’s financial advisor. Such opinion letter may be provided to this Commission on a confidential basis subject to the ability of parties to this proceeding to review it on a confidential basis. It is further

75.            ORDERED that members of the Bond Team shall review this information on the second business day after pricing. If all required certifications and statements have been delivered and the transaction complies with applicable law and this Financing Order, and if this Commission’s financial advisor has delivered an opinion letter concluding without material qualification that the structuring, marketing and pricing of the nuclear asset-recovery bonds achieved: (1) the statutory cost objectives; (2) the lowest overall cost standard; and (3) the greatest possible customer protections, then the transaction shall proceed without the need for further action of this Commission and without the need to hold the previously noticed Commission meeting. If, however, this Commission’s financial advisor has delivered an opinion letter that contains material qualifications, or if the Commission’s financial advisor has not delivered an opinion letter, then at the meeting previously noticed for the third business day after pricing, the members of the Bond Team will present to this Commission the results of their review. Despite there being material qualifications in the opinion letter from the Commission’s financial advisor, this Commission retains discretion to allow the transaction to be completed if, after taking into account the opinion letter, if any, of the financial advisor, the views of other members of the Bond Team, and any other facts and circumstances, except for a change in market conditions after the moment of pricing, this Commission determines that the requirements of Section 366.95, F.S. and the Financing Order have been satisfied. It is further

76.            ORDERED that, if this Commission does not, prior to 5:00 p.m. Eastern Time on the third business day after pricing, issue a stop order, this Commission, without the need for further action and pursuant to our authority under this Financing Order, will affirmatively and conclusively be deemed to have (i) authorized DEF and SPE to execute the issuance of the proposed series of nuclear asset-recovery bonds on the terms set forth in the Issuance Advice Letter, (ii) approved DEF’s recovery of the upfront bond issuance costs proposed to be financed from the proceeds of the nuclear asset-recovery bonds subject to review pursuant to Section 366.95(2)(c)5., F.S., and (iii) determined that all standards, procedures, conditions, requirements, and objectives set forth in this Financing Order have been satisfied and that the requirements of Section 366.95, F.S. have been met. It is further

77.            ORDERED that the degree of flexibility set forth in the “Flexibility” section of this Financing Order is hereby approved. It is further

78.            ORDERED that the Bond Team may require some or all underwriters of the nuclear asset-recovery bonds to deliver periodic reports on a confidential basis to members of the Bond Team presenting independently derived indicative pricing levels for the nuclear asset-recovery bonds before any public offering of the nuclear asset-recovery bonds is launched. The Bond Team may also request one or more of the bookrunning underwriters to deliver an opinion letter as to whether the structuring, marketing, and pricing of the nuclear asset-recovery bonds achieved the lowest overall cost standard. It is further

79.            ORDERED that, upon the request of any member of the Bond Team, the bookrunning underwriter(s) of the nuclear asset-recovery bonds shall provide to all members of the Bond Team a copy of any term sheet, prospectus, or other marketing materials used by the underwriting syndicate in marketing the nuclear asset-recovery bonds, together with documentary verification that these marketing materials received a broad distribution to potential investors most likely to accept the lowest yields on the nuclear asset-recovery bonds. It is further

80.            ORDERED that DEF shall credit back to customers through the capacity cost recovery clause all periodic servicing fees in excess of DEF’s or an affiliate of DEF’s incremental cost of performing the servicer function until the next rate case when costs and revenues associated with the servicing fees will be included in the cost of service; and DEF shall credit back to customers through the capacity cost recovery clause all periodic administration fees in excess of DEF’s or an affiliate of DEF’s incremental cost of performing the administration function until the next rate case when costs and revenues associated with the administration fees will be included in the cost of service. It is further

81.            ORDERED that this Commission guarantees that it will act pursuant to this Financing Order as expressly authorized by Section 366.95(2)(c)2.d. and 4., F.S., to ensure that nuclear asset-recovery charge revenues are sufficient to timely pay principal of and interest on the nuclear asset-recovery bonds issued pursuant to this Financing Order and other costs, including fees and expenses, in connection with the nuclear asset-recovery bonds. It is further

82.            ORDERED that, except as set forth in this Financing Order, all regulatory approvals within the jurisdiction of this Commission that are necessary for the securitization of the nuclear asset-recovery charges associated with the nuclear asset-recovery property and other financing costs that are the subject of the Petition are granted. This Financing Order constitutes a legal financing order for DEF under Section 366.95, F.S. This Financing Order complies with Section 366.95(2)(c)1., F.S. A financing order gives rise to rights, interests, obligations, and duties as expressed in Section 366.95, F.S. It is this Commission’s express intent to give rise to those rights, interests, obligations, and duties by issuing this Financing Order. It is further

83.            ORDERED that, if DEF proceeds pursuant to this Financing Order, DEF and any other servicer of nuclear asset-recovery bonds authorized hereby are permitted to take all actions as are required to effectuate the transactions approved in this Financing Order, subject to the compliance with Section 366.95, F.S., and with this Financing Order. It is further

84.            ORDERED that this Financing Order is a final order, any appeal of which is to be conducted pursuant to Section 366.95(2)(e), F.S. The finality of this Financing Order is not impacted, in any manner, by the actions or inactions taken by this Commission with respect to any other matters considered in this proceeding. Should any other order entered in this proceeding, if appealed to the courts, not be upheld in full on appeal, such judicial ruling will in no event impact or modify the finality or effectiveness of this Financing Order. It is further

85.            ORDERED that this docket shall remain open through completion of this Commission’s review of the actual costs of the nuclear asset-recovery bond issuance conducted pursuant to Section 366.95(2)(c)5., F.S.

By ORDER of the Florida Public Service Commission this 19th day of November, 2015.

/s/ Carlotta S. Stauffer
CARLOTTA S. STAUFFER
Commission Clerk
Florida Public Service Commission
2540 Shumard Oak Boulevard
Tallahassee, Florida 32399
(850) 413-6770
www.floridapsc.com

Copies furnished: A copy of this document is provided to the parties of record at the time of issuance and, if applicable, interested persons.

RG

NOTICE OF FURTHER PROCEEDINGS OR JUDICIAL REVIEW

The Florida Public Service Commission is required by Section 120.569(1), Florida Statutes, to notify parties of any administrative hearing or judicial review of Commission orders that is available under Sections 120.57 or 120.68, Florida Statutes, as well as the procedures and time limits that apply. This notice should not be construed to mean all requests for an administrative hearing or judicial review will be granted or result in the relief sought.

Any party adversely affected by the Commission’s final action in this matter may request: 1) reconsideration of the decision by filing a motion for reconsideration with the Office of Commission Clerk, 2540 Shumard Oak Boulevard, Tallahassee, Florida 32399-0850, within fifteen (15) days of the issuance of this order in the form prescribed by Rule 25-22.060, Florida Administrative Code; or 2) judicial review by the Florida Supreme Court in the case of an electric, gas or telephone utility or the First District Court of Appeal in the case of a water and/or wastewater utility by filing a notice of appeal with the Office of Commission Clerk, and filing a copy of the notice of appeal and the filing fee with the appropriate court. This filing must be completed within thirty (30) days after the issuance of this order, pursuant to Rule 9.110, Florida Rules of Appellate Procedure. The notice of appeal must be in the form specified in Rule 9.900(a), Florida Rules of Appellate Procedure.

APPENDIX A

SUMMARY OF CALCULATION OF DEF’S

SECURITIZABLE BALANCE

Estimated CR3 Regulatory Asset, including carrying charges through 12/31/15	$1,283,012,000
Estimated carrying costs subsequent to 12/31/15 through bond issuance date*	18,826,920
Estimated upfront bond issuance costs	11,700,000
Estimated Principal Amount of Nuclear-Asset Recovery Bonds	$1,313,538,920

* through March 31, 2016

APPENDIX B

DUKE ENERGY FLORIDA

Nuclear Asset-Recovery Charge True-Up Mechanism Form

For the period             , 20   through             20,

	Description		Calculation of the True-up (1)		Projected Revenue Requirement to be Billed and Collected (2)		Revenue Requirement for Projected Remittance Period (1)+(2)=(3)

1	Nuclear Asset-Recovery Bond Repayment Charge (remitted to SPE)
2
3	True-up for the Prior Remittance Period Beginning and Ending :
4	Prior Remittance Period Revenue Requirements
5	Prior Remittance Period Actual Cash Receipt Transfers Interest income:
6	Cash Receipts Transferred to the SPE
7	Interest income on Subaccounts at the SPE
8	Total Current Period Actual Daily Cash Receipts Transfers and Interest Income (Line 6 + 7)		—
9	(Over)/Under Collections of Prior Remittance Period Requirements (Line 4+8)		—
10	Cash in Excess Funds Subaccount		—
11	Cumulative (Over)/Under Collections through Prior Remittance Period (Line 9+10)		$—				$—
12
13
14	Current Remittance Period Beginning and Ending
15	Principal
16	Interest
17	Servicing Costs
18	Other On-Going Costs
19	Total Current Remittance Period Revenue Requirement (Line 15+16+17+18)		$—
20
21	Current Remittance Period Cash Receipt Transfers and Interest Income:
22	Cash Receipts Transferred to SPE	(A)		(B)
23	Interest Income on Subaccounts at SPE	(A)		(B)
24	Total Current Remittance Period Cash Receipt Transfers and Interest Income (Line 22+23)		$—		$—
25	Estimated Current Remittance Period (Over)/Under Collection (Line 19+24)		$—		$—		$—
26
27
28	Projected Remittance Period Beginning and Ending
29	Principal
30	Interest
31	Servicing Costs
32	Other On-Going Costs
33	Projected Remittance Period Revenue Requirement (Line 29+30+31+32)				$—		$—
34
35	Total Revenue Requirements to be Billed During Projected Remittance Period (Line 11+25+33)						$—
36	Forecasted KWh Sales for the Projected Remittance Period (adjusted for uncollectibles)
37	Average Retail Nuclear Asset-Recovery Charge per kWh (Line 35/36)					(C)	0
38
39
40

41	Notes:
42	(A) Amounts are based on a billed and collected basis.
43	(B) Includes estimated amounts for through .
44	(C) Allocation of this amount to each rate class is addressed by Ms. Olivier in her testimony.

APPENDIX C

DUKE ENERGY FLORIDA

Form of Issuance Advice Letter

[Letterhead of Duke Energy Florida, LLC]

[           , 20  ]

[ ]

Office of Commission Clerk

Florida Public Service Commission

2540 Shumard Oak Boulevard

Tallahassee, Florida 32399-0850

Re: Duke Energy Florida’s Petition for Issuance of a Nuclear Asset-Recovery Financing Order; Docket No. [                     ]; Issuance Advice Letter and Form of True-Up Adjustment Letter

Dear [                             ]:

Pursuant to the financing order in the above-captioned Docket (“Financing Order”), Duke Energy Florida, LLC (the “Company”) hereby transmits for filing this combined Issuance Advice Letter and Form of True-Up Adjustment Letter. Any terms not defined herein shall have the meanings ascribed thereto in the Financing Order or Section 366.95, Florida Statutes.

In the Financing Order, the Commission requires the Company to file a combined Issuance Advice Letter and Form of True-Up Adjustment Letter following pricing of a series of Nuclear Asset-Recovery Bonds.

The terms of pricing and issuance of the first series of Nuclear Asset-Recovery Bonds are as follows:

Name of Nuclear Asset-Recovery Bonds: Senior Secured Bonds, Series [  ]

Name of SPE: [DEF SPE] LLC

Name of Trustee: The Bank of New York Mellon

Expected Closing Date: [                                             ]

Preliminary Bond Ratings: Moody’s, [     ]; Standard & Poor’s, [     ]; Fitch, [     ]

(final ratings to be received prior to closing)

Total Principal Amount of Nuclear Asset-Recovery Bonds to be Issued (i.e., Amount of Nuclear Asset-Recovery Costs and Up-Front Bond Issuance Costs to be Financed):

$[                            ] (See Attachment 1)

Estimated Up-Front Bond Issuance Costs: $[                                               ] (See Attachment 2)

Interest Rates and Expected Amortization Schedule: (See Attachment 3)

Distributions to Investors: Semiannually

Weighted Average Coupon Rate(3): [                   ]%

Annualized Weighted Average Yield(4): [                      ]%

Initial Balance of Capital Subaccount: $[                             ]

Estimated/Actual Ongoing Costs for first year of Nuclear Asset-Recovery Bonds: $[         ] (See Attachment 4)

The initial Nuclear Asset-Recovery Repayment Charge (the “Initial Charge”) has been calculated in accordance with the methodology described in the Financing Order and based upon the structuring and pricing terms of the Nuclear Asset-Recovery Bonds set forth in this combined Issuance Advice Letter and Form of True-Up Adjustment Letter.

Attachment 5 provides the Revenue Requirements for calculating the Initial Charge. Attachment 6 calculates the Initial Charge based upon the cost allocation formula approved in the Financing Order. Attachment 7 provides the estimated savings to customers when compared to the traditional method of cost recovery. Also attached are the calculations and supporting data for such tables. The Company’s certification is Attachment 8.

Pursuant to the Financing Order, the transaction may proceed and the Initial Charge will take effect unless [a stop order is issued by the Commission at the meeting to be held [                  , 20  ] (3 days after pricing)]; and the Company, as servicer, or any successor servicer and on behalf of the trustee as assignee of the SPE, is required to apply at least every six months for mandatory periodic adjustment to the Nuclear Asset-Recovery Repayment Charges. The

(3) Weighted by modified duration and principal amount of each class.

(4) Weighted by modified duration and principal amount, calculated including selling commissions.

Initial Charge shall remain in effect until changed in accordance with the provisions of finding of fact [ ] of the Financing Order.

The Company’s certification required by the Financing Order is set forth on Attachment 8, which also includes the statement of the actions taken by the Bond Team as required by finding of fact [ ] of the Financing Order.

Respectfully submitted,

Duke Energy Florida, LLC

By:

ATTACHMENT 1

Attachment 1

TOTAL PRINCIPAL AMOUNT OF NUCLEAR ASSET-RECOVERY BONDS TO BE ISSUED (TOTAL AMOUNT OF NUCLEAR ASSET-RECOVERY COSTS AND UP-FRONT BOND ISSUANCE COSTS TO BE FINANCED)

CR3 Regulatory Asset, as of December 31, 2015	$
Carry charges on the CR3 Regulatory Asset, subsequent to December 31, 2015
Estimated Up-front Bond Issuance Costs (refer to attachment 2)	$
Total Costs Subject to Nuclear Asset-Recovery Financing	$
Total Nuclear Asset-Recovery Bond Issuance (rounded up)	$

ATTACHMENT 2

Attachment 2(1)

ESTIMATED UP-FRONT BOND ISSUANCE COSTS

Underwriters’ Fees and Expenses	$
Servicer Set-up Fee (including Information Technology Programming Costs)	$
Legal Fees	$
Rating Agency Fees	$
Commission’s Financial Advisor Fees	$
Auditors Fees	$
DEF Structuring Advisor Fee	$
SEC Fees	$
SPE Set-up Fee	$
Marketing and Miscellaneous Fees and Expenses	$
Printing / Edgarizing Expenses	$
Trustee/Trustee Counsel Fee and Expenses	$
Original Issue Discount	$
Other Ancillary Agreements	$
TOTAL ESTIMATED UP-FRONT BOND ISSUANCE COSTS	$

(1) Pursuant to Section 366.95(2)(c)5. and the Financing Order, the Company is required to file with the Commission the actual Up-Front Bond Issuance Costs within 120 days of the Closing Date. The Commission may not make adjustments to the Nuclear Asset-Recovery Charges for any such excess Up-Front Bond Issuance Costs.

ATTACHMENT 3

Attachment 3

EXPECTED AMORTIZATION SCHEDULE

A.            General Terms

Tranche	Price	Coupon	Fixed/ Floating	Average Life	Expected Final Maturity	Legal Final Maturity

B.            Scheduled Amortization Requirement

Series [ ], Tranche [A-1]
Payment Date	Beginning Principal Balance	Interest	Principal	Total Payment	Ending Principal Balance

Series [ ], Tranche [A-2]
Payment Date	Beginning Principal Balance	Interest	Principal	Total Payment	Ending Principal Balance

ATTACHMENT 4

Attachment 4

ESTIMATED ANNUAL ONGOING FINANCING COSTS

Annual Amount
Servicing Fee(1)	$
Return on Invested Capital	$
Administration Fee	$
Auditor Fees	$
Regulatory Assessment Fees	$
Legal Fees	$
Rating Agency Surveillance Fees	$
Trustee Fees	$
Independent Manager Fees	$
Miscellaneous Fees and Expenses	$
TOTAL ESTIMATED ANNUAL ONGOING FINANCING COSTS	$

(1) Low end of the range assumes DEF is the servicer (0.05%). Upper end of the range reflects an alternative servicer (0.60%)

ATTACHMENT 5

Attachment 5

REVENUE REQUIREMENT AND INPUT VALUES

Initial Payment Period from [ , 20 ]to [ , 20 ]	Bond Repayment	Total
Forecasted retail kWh sales
Percent of billed amounts expected to be charged-off			%
Forecasted % of billings paid in the applicable period			%
Forecasted retail kWh sales billed and collected
Nuclear Asset-Recovery Bond principal payment	$	$
Nuclear Asset-Recovery Bond interest payment	$	$
Forecasted ongoing financing costs (excluding principal and interest)	$	$

Total collection requirement for applicable period	$	$

ATTACHMENT 6

Attachment 6

	(1)	(2)	(3)	(4)	(5)	(6)	(7)
Rate Class	12CP & 1/13 AD Allocation Factors (%)	Revenue Requirement $	Effective kWh @ Secondary Level (000)	Nuclear Asset- Recovery Charge Before Gross-ups (c/Kwh)	Gross-up for Uncollectibe Accounts (2) %	Gross-up for Regulatory Assessment Fee %	Nuclear Asset- Recovery Charge (c/Kwh)

Residential
RS-1, RST-1, RSL-1, RSL-2, RSS-1
Secondary	60.859%	$61,562,710	19,495,155	0.316	0.284%	0.072%	0.317

General Service Non-Demand
GS-1, GST-1
Secondary			1,575,864	0.255	0.284%	0.072%	0.256
Primary			8,616	0.252	0.284%	0.072%	0.253
Transmission			3,564	0.250	0.284%	0.072%	0.251
TOTAL GS	4.010%	$4,056,685	1,588,044

General Service
GS-2 Secondary	0.284%	$287,695	165,610	0.174	0.284%	0.072%	0.175

General Service Demand
GSD-1, GSDT-1, SS-1
Secondary			12,013,676	0.218	0.284%	0.072%	0.219
Primary			2,384,319	0.216	0.284%	0.072%	0.217
Transmission			10,895	0.214	0.284%	0.072%	0.214
TOTAL GSD	30.991%	$31,349,736	14,408,890

Curtailable
CS-1, CST-1, CS-2, CST-2, CS-3, CST-3, SS-3
Secondary			—	0.148	0.284%	0.072%	0.149
Primary			121,778	0.147	0.284%	0.072%	0.147
Transmission			—	0.145	0.284%	0.072%	0.146
TOTAL CS	0.178%	$180,385	121,778

Interruptible
IS-1, IST-1, IS-2, IST-2, SS-2
Secondary			89,382	0.178	0.284%	0.072%	0.179
Primary			1,588,841	0.176	0.284%	0.072%	0.177
Transmission			316,913	0.174	0.284%	0.072%	0.175
TOTAL IS	3.504%	$3,544,468	1,995,136

Lighting
LS-1 Secondary	0.173%	$174,966	385,378	0.045	0.284%	0.072%	0.045

Total	100.000%	$101,156,644	38,159,991	0.265	0.284%	0.072%	0.266

(2) Uncollectible accounts percentage was approved in Order No. PSC-10-0131-FOF-EI

ATTACHMENT 7

Attachment 7

ESTIMATED SAVINGS

Based on current market conditions, the total estimated cumulative revenue requirement would be $708 million lower, on an undiscounted basis, than the total estimated cumulative revenue requirement under the traditional recovery method the Company is entitled to recover under the Revised and Restated Stipulation and Settlement Agreement approved by the Commission pursuant to its order (No. PSC-13-0598-FOF-EI) issued on November 13, 2013, detail for which is shown in the table below.

[Workpapers to be attached]

ATTACHMENT 8

Attachment 8

Form of Company Certification

[Letterhead of Duke Energy Florida, LLC]

[            , 20      ]

TO:                         Florida Public Service Commission

                                                2540 Shumard Oak Boulevard

                                                Tallahassee, Florida 32399-0850

Re:          Attachment 8; Company Certification

Duke Energy Florida, LLC (the “Company”) submits this Certification pursuant to an ordering paragraph of the Financing Order on page [ ] in Petition for issuance of a nuclear asset-recovery financing order by Duke Energy Florida, LLC, Docket No. [        ] (the “Financing Order”). All capitalized terms not defined in this letter shall have the meanings ascribed to them in the Financing Order.

In its issuance advice and form of true-up adjustment letter dated [         , 20    ], the Company has set forth the following particulars of the Nuclear Asset-Recovery Bonds:

Name of Nuclear Asset-Recovery Bonds: Senior Secured Bonds, Series [     ]

Name of SPE: [DEF SPE] LLC

Name of Trustee: The Bank of New York Mellon

Expected Closing Date: [         , 20     ]

Preliminary Bond Ratings: Moody’s, [       ]; Standard & Poor’s, [       ]; Fitch, [      ] (final ratings to be received prior to closing)

Total Principal Amount of Nuclear Asset-Recovery Bonds to be Issued: $        (See Attachment 1)

Estimated Up-Front Bond Issuance Costs: $        (See Attachment 2)

Interest Rates and Expected Amortization Schedule: (See Attachment 3)

Distributions to Investors: Semiannually

Weighted Average Coupon Rate(5):     %

Annualized Weighted Average Yield(6):     %

Initial Balance of Capital Subaccount: $

Estimated/Actual Financing Ongoing Costs for first year of Nuclear Asset-Recovery Bonds: $[        ]

As required by the Financing Order, a Bond Team comprised of representatives of the Company, the Commission and their designated advisors and legal counsel was established to ensure that the structuring, pricing and financing costs of the nuclear asset-recovery bonds have a significant likelihood of resulting in lower overall costs or would avoid or significantly mitigate rate impacts to customers as compared with the traditional method of cost recovery.

Beginning in [         ] of 2015, the Bond Team began meeting to address the details of the nuclear asset-recovery bond issuance in accordance with the terms of the Commission’s Financing Order. [ADD DESCRIPTION OF BOND TEAM MEETINGS]

In accordance with the standards, procedures and conditions set forth in the Financing Order, the following actions were taken by the Bond Team in connection with the structuring, pricing and financing costs of the nuclear asset-recovery bonds in order to satisfy the statutory cost objectives and the lowest overall cost standard:

•              [include relevant actions]

Based upon information known or reasonably available to the Company, its officers, agents and employees: (i) the structuring, pricing and financing costs of the nuclear asset-recovery bonds and the imposition of the proposed nuclear asset-recovery charges have a significant likelihood of resulting in lower overall costs or significantly mitigate rate impacts to customers as compared with the traditional method of financing and recovering nuclear asset-recovery costs and (ii) on a reasonably comparable basis, the costs incurred in the issuance of the nuclear asset-recovery bonds resulted in the lowest overall costs that were reasonably consistent with market conditions at the time of the issuance and the terms of the financing order.

This certification is being provided to the Commission by the Company in accordance with the terms of the Financing Order, and no one other than the Commission shall be entitled to rely on the certification provided herein for any purpose.

(5) Weighted by modified duration and principal amount of each class.

(6) Weighted by modified duration and principal amount, calculated including selling commissions.

Duke Energy Florida, LLC

By:

Name:

Title:

FORM OF STANDARD TRUE-UP LETTER

DUKE ENERGY FLORIDA

Form of Standard True-Up Letter

[name]

[Title]

Florida Public Service Commission

2540 Shumard Oak Boulevard

Tallahassee, Florida 32399-0850

Re:                        Docket No. 150171-EI

Routine Nuclear Asset-Recovery Charge True-Up Adjustment Request

Dear	[ ]:

Pursuant to Section 366.95, F.S., and Order No. [      ], known as the “Financing Order,” Duke Energy Florida, LLC (DEF) as Servicer of the [insert description] (“nuclear asset-recovery bonds”) hereby gives notice of an adjustment to the nuclear asset-recovery bond charges (“nuclear asset-recovery charges”).

This adjustment is intended to satisfy Section 366.95(2)(c), F.S., and the Financing Order, which requires that the nuclear asset-recovery charges recover amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the nuclear asset-recovery bonds during the upcoming Remittance Period. The calculation of the revised factors is in accordance with the Financing Order.

This filing modifies the variables used in the nuclear asset-recovery charges and provides the resulting adjusted nuclear asset-recovery charges. Attachment A-l shows the resulting values of the nuclear asset-recovery charges for each class of customers, as calculated in accordance with the Financing Order, such charges to be effective as of [insert date], the first day of the billing cycle. Pursuant to 366.95(2)(c), F.S., the allocation of nuclear asset-recovery charges has been made in accordance with the Financing Order dated as of [insert order issue date]. The calculations and supporting data for charges are appended to Attachment A-1.

Consistent with the Financing Order, the proposed adjustments to the charges will be effective on [insert date], the first day of the billing cycle (i.e., 60 days after the filing of this routine nuclear asset-recovery charge true-up adjustment request).

DEF is also submitting for administrative approval the [TBD] Revised Sheet No. 6.105, which reflects the revised Nuclear Asset-Recovery Bond Repayment Charge factors. Attachment A-2 includes this tariff sheet in clean and legislative formats. Consistent with Commission practice, the administratively approved tariff sheet should be returned to Javier Portuondo, DEF’s Director of Rates & Regulatory Strategy, 299 1st Avenue North, St. Petersburg, Florida 33701.

If you have any questions regarding this filing, please do not hesitate to contact me at [insert]. Thank you for your assistance.

Respectfully submitted,

DUKE ENERGY FLORIDA, LLC

By:

Name:

Title:

Attachments